UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CLARCOR Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
Annual Meeting of Shareholders

The Annual Meeting of Shareholders of CLARCOR Inc. (the “Company”) will be held at the Hilton Naples Florida Hotel at 5111 Tamiami Trail North, Naples, FL 34103, on Tuesday, March 23, 2010 at 9:00 A.M., Eastern Time, for the following purposes:

1. To elect as Directors the three nominees named in the attached Proxy Statement for a term of three years each;

2.  To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending November 27, 2010; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of CLARCOR Common Stock of record at the close of business on Friday, February 5, 2010 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, you are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.

- s - Richard M. Wolfson
Richard M. Wolfson
Secretary

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY
AND MAIL IT PROMPTLY.

Franklin, Tennessee
February 12, 2010

TABLE OF CONTENTS

ANNUAL MEETING OF SHAREHOLDERS	Page 4
PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS	Page 5
Nominees for Election to the Board of Directors	Page 5
Information Concerning Nominees and Directors	Page 5
Vote Required	Page 6
CORPORATE GOVERNANCE	Page 6
Independence	Page 6
Meetings and Fees	Page 7
Director Compensation for Fiscal Year 2009	Page 8
Stock Ownership Guidelines	Page 9
Committees of the Board of Directors	Page 9
Executive Sessions of the Board; Communications with the Board	Page 10
Code of Ethics	Page 11
Compensation Committee Interlocks and Insider Participation	Page 11
Certain Transactions	Page 11
BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK	Page 11
Certain Beneficial Owners	Page 11
Directors and Executive Officers	Page 12
Security Ownership – Management	Page 12
Section 16(a) Beneficial Ownership Reporting Compliance	Page 13
COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION	Page 13
Compensation Discussion and Analysis	Page 13
Overview	Page 13
Compensation Philosophy	Page 13
Establishing Compensation for Executive Officers	Page 14
Components of Executive Pay	Page 14
The CVA Model
Potential Cash Incentive Payments to Named Executive Officers in Respect of Fiscal Year 2009	Page 18
Executive Insurance Benefits	Page 20
Retirement Plans	Page 21
Employment and Change of Control Agreements	Page 21
Stock Ownership Guidelines	Page 21
Compensation Decisions for 2010	Page 22
Fiscal Year 2010 Option and Restricted Stock Unit Grants	Page 22
Deductibility of Executive Compensation	Page 23
Compensation Committee Report	Page 23
Summary Compensation Table	Page 23
“All Other” Compensation Table	Page 25
Grants of Plan-Based Awards for Fiscal Year 2009 Table	Page 25
Outstanding Equity Awards at Fiscal Year-End 2009 Table	Page 27
Option Exercises and Stock Vested During Fiscal Year 2009 Table	Page 28
Retirement Plans	Page 28
Pension Benefits for Fiscal Year 2009 Table	Page 29
Deferred Compensation Plan	Page 30
Nonqualified Deferred Compensation in Fiscal 2009 Table	Page 30
Potential Payments Upon Termination or Change in Control	Page 31
Potential Payments Upon Termination or Change in Control Table	Page 32
Equity Compensation Plan Information	Page 34
REPORT OF THE AUDIT COMMITTEE	Page 35
PROPOSAL NUMBER 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM	Page 36
Information About Our Independent Registered Public Accounting Firm	Page 36
Amounts Paid to PricewaterhouseCoopers LLP	Page 36
Audit Committee Pre-Approval Process	Page 36
Vote Required	Page 36
MISCELLANEOUS	Page 37
Internet Website	Page 37
Other Business	Page 37
Proposals of Security Holders for 2011 Annual Meeting of Shareholders	Page 37
Expense of Solicitation of Proxies	Page 38

CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067

PROXY STATEMENT

Annual Meeting of Shareholders

This Proxy Statement and the accompanying proxy are being mailed to shareholders of CLARCOR Inc. (the “Company”) on February 12, 2010. They are being furnished in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of Shareholders to be held at the Hilton Naples Florida Hotel at 5111 Tamiami Trail North, Naples, Florida 34103, on Tuesday, March 23, 2010 at 9:00 A.M., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Shareholders. Directions to the Annual Meeting and information on how to vote in person can be obtained on-line at www.clarcorproxy.com or by contacting the Company’s Secretary, Richard M. Wolfson, at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, telephone: (615)-771-3100.

A shareholder who gives a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by filing with him another proxy or by attending the Annual Meeting and voting his or her shares in person. All valid proxies delivered pursuant to this solicitation, if received in time and not revoked, will be voted. If no specifications are given by the shareholder executing the proxy card, valid proxies will be voted (a) to elect the three individuals nominated for election to the Board of Directors listed on the proxy card enclosed herewith, (b) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending November 27, 2010, and (c) in the discretion of the appointed proxies, upon such other matters as may properly come before the meeting.

As of January 30, 2010, the Company had outstanding 50,433,733 shares of Common Stock, constituting the only class of voting securities of the Company outstanding, and each outstanding share is entitled to one vote on all matters to be voted upon. Only holders of CLARCOR Common Stock of record at the close of business on February 5, 2010 are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting.

Important Notice Regarding the Availability Of Proxy Materials for the Shareholder Meeting to be held on March 23, 2010:

The following Proxy materials are available for you to review online at: www.clarcorproxy.com:

•	This Proxy Statement (including all attachments);

•	Form of Proxy card

•	The Company’s Annual Report for the fiscal year ended November 28, 2009 (which is not deemed to be part of the official proxy soliciting materials); and

•	Any amendments to the foregoing materials that are required to be furnished to stockholders.

In accordance with Securities and Exchange Commission (“SEC”) rules, the foregoing website does not use “cookies”, track user moves or gather any personal information.

In addition, you may request a copy of any of the above materials by calling 1-800-252-7267, pressing “0” and asking to be connected to the Company’s Secretary, Richard Wolfson, or by sending an e-mail setting forth a valid mailing address to:  investor@clarcor.com

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

The Company’s Certificate of Incorporation provides for a Board of Directors consisting of nine directors divided into three classes, each class consisting of three directors. One class of directors is elected at each Annual Meeting of Shareholders.  The Board is currently comprised of eight directors, three of whom are up for re-election this year.

Accordingly, at the Annual Meeting three directors are to be elected. The nominees are Messrs. Robert Burgstahler, Paul Donovan and Norman Johnson.  All of the nominees are current directors previously elected by the shareholders of the Company whose terms in office expire this year.  All have been recommended by the Directors Affairs/Corporate Governance Committee and by the entire Board of Directors for re-election to our Board of Directors and all of the nominees have consented to serve if elected. In the event any of these nominees is unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Proxies will be voted for the election of each of Messrs. Burgstahler, Donovan and Johnson unless the shareholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described on the proxy card. If a quorum is present at the meeting, the three candidates for director receiving the greatest number of votes will be elected. In such event, abstentions, withheld votes and broker non-votes will not affect the outcome of the election of directors.

If elected, Messrs. Burgstahler, Donovan and Johnson will hold office for a three-year period ending in 2013 or until their respective successors are duly elected and qualified.

Information Concerning Nominees and Directors

The following are the current directors of the Company (including the nominees), their ages, the year in which each first became a director and their principal occupations or employment during at least the past five years:

Name	Age	Director Since	Year Term as Director Expires
J. Marc Adam	71	March 23, 1991	2012(1)
Mr. Adam is retired Vice President Marketing, 3M, St. Paul, Minnesota. He served as Vice President Marketing from 1995 to 1999 and from 1986 to 1995 as Group Vice President, 3M. 3M is a diversified manufacturer. Mr. Adam is a director of Schneider National Inc., a privately held trucking and logistics company.

James W. Bradford, Jr.	62	January 20, 2006	2012
Since June 2004 Mr. Bradford has been the Dean, Owen Graduate School of Management, Vanderbilt University, Nashville, Tennessee. From November 2002 until he became Dean he was the Associate Dean of Corporate Relations of that school. From 1999 to 2001 he was the President and Chief Executive Officer of United Glass Corporation, a national fabricator of flat glass. Mr. Bradford is a director of Genesco, Inc. and Granite Construction, Inc.

*Robert J. Burgstahler	65	December 18, 2000	2010
Mr. Burgstahler retired as Senior Vice President, Business Development and Corporate Services of 3M, St. Paul, Minnesota, effective in August 2003. He served as Vice President, Finance and Administrative Services of 3M from 2000 to 2002, President and General Manager of 3M Canada from 1998 to 2000 and Staff Vice President Taxes of 3M from 1995 to 1998. 3M is a diversified manufacturer.

*Paul Donovan	62	March 24, 2003	2010
Mr. Donovan was the Executive Vice President and Chief Financial Officer of Sundstrand Corporation from December 1988 to June 1999. Mr. Donovan was Senior/Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation from August 1999 until June 2003. Mr Donovan retired as a special advisor to the Chairman of Wisconsin Energy Corporation in February 2004. Wisconsin Energy Corporation is a holding company with subsidiaries primarily in utility businesses. Mr. Donovan is a director of AMCORE Financial, Inc. and Woodward Governor Company.

Robert H. Jenkins	66	March 23, 1999	2011
Mr. Jenkins is retired Chairman, Hamilton Sundstrand Corporation (formerly Sundstrand Corporation), Rockford, Illinois. He served as Chairman, President and Chief Executive Officer from 1997 to 1999 and as President and Chief Executive Officer, Sundstrand Corporation from 1995 to 1997. Hamilton Sundstrand Corporation is an aerospace and industrial company. Mr. Jenkins is a director of Acco Brands Corporation, AK Steel Holding Corporation, and Jason Incorporated.

*Norman E. Johnson	61	June 26, 1996	2010
Mr. Johnson has served as Chairman, President and Chief Executive Officer of CLARCOR Inc., Franklin, Tennessee, since March 2000. Mr. Johnson is a director of Schneider National Inc., a privately held trucking and logistics company.

Philip R. Lochner, Jr.	66	June 17, 1999	2011
Mr. Lochner serves on corporate boards of public companies. Currently, Mr. Lochner is a director of CMS Energy, Crane Co., and Gentiva Health Services.
James L. Packard	67	June 22, 1998	2012
Mr. Packard is the retired Chairman, President and Chief Executive Officer of REGAL-BELOIT Corporation, a manufacturer of mechanical and electrical products. He served as President and Chief Executive Officer from 1986 until 2002, and as Chairman from 1986 until 2006. Mr. Packard is also a director of The First National Bank & Trust Company of Beloit and Manitowoc Company.

*	Nominees for election to terms expiring in 2013

(1)
Notwithstanding that his term expires in 2012,  Mr. Adam is expected to resign at the annual meeting to be held in 2011, which is when Mr. Adam will be 72 years old.  Pursuant to current Company policy, directors should resign from office effective upon the date of the Company’s annual meeting that soonest follows their having attained 72 years of age.

Vote Required

A shareholder may mark the accompanying form of proxy to (i) vote in favor of all nominees, (ii) withhold votes from all nominees, or (iii) vote in favor of one or more nominees while withholding votes from one or more specified nominees. If a quorum is present at the Annual Meeting, the three directors receiving the greatest number of votes will be elected.  As there are precisely three nominees, any director receiving any votes will be elected.

Pursuant to newly-amended New York Stock Exchange (“NYSE”) Rule 452, the uncontested election of directors is no longer a routine matter and, therefore, may not be voted upon by brokers without instruction from beneficial owners. Consequently, proxies submitted by brokers for shares beneficially owned by other persons may not, in the absence of specific instructions from such beneficial owners, vote the shares in favor of a nominee or withhold votes from a nominee at the brokers’ discretion.

Shares represented by proxies not marked with respect to the election of directors (whether submitted by shareholders or by brokers) will be voted FOR the election of Messrs. Burgstahler, Donovan and Johnson as directors of the Company in accordance with the Board of Directors’ recommendation below.

The Board of Directors recommends a vote FOR the election of Messrs. Burgstahler, Donovan and Johnson as directors of the Company.

CORPORATE GOVERNANCE

Independence

The NYSE corporate governance rules require that the Board of Directors of a listed company consist of a majority of independent directors. The Company’s Board of Directors currently has, and previously has had, a majority of independent directors. Seven of the eight current members of the Board of Directors are independent; only Mr. Johnson is not.

Pursuant to the NYSE corporate governance rules, the Board of Directors has adopted categorical independence standards to provide assistance in the determination of director independence. The categorical standards are set forth below and provide that a director will not qualify as an independent director if:

(i) The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

(ii) The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) The director is a current partner or employee of the Company’s external audit firm, or was within the past three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

(iv) The director has an immediate family member who (a) is a current partner of a firm that is the Company’s external auditor, (b) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (c) was within the past three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

(v) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

(vii) The director or an immediate family member is a current officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization are more than the greater of (i) 2% of that organization’s total annual charitable receipts, or (ii) $1,000,000.

For purposes of the categorical standards, immediate family member includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

The Board of Directors has affirmatively determined, assisted by the categorical independence standards set forth above, that none of the outside Directors has a material relationship with the Company (either directly or as a partner, shareholder, officer, employee or trustee of an organization that has a relationship with the Company). In making its determination, the Board of Directors considered relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered the issue not merely from the standpoint of a director, but also from that of persons or organizations with which a director has an affiliation.

Applying the categorical independence standards, the Board of Directors has determined that each of Messrs. Adam, Bradford, Burgstahler, Donovan, Jenkins, Lochner and Packard is independent as required by the NYSE corporate governance rules.

Meetings and Fees

The Board of Directors held six meetings during fiscal 2009. All of the Company’s directors attended at least 75% of the aggregate number of meetings of each of (i) the Board of Directors and (ii) Committees of the Board of which they were members throughout fiscal 2009.

In fiscal 2009, directors who were not employees of the Company received (a) an annual retainer of $35,000, payable in cash or shares of the Company’s Common Stock, at the director’s option; (b) a fee of $1,500 payable for each Board and Committee meeting attended in person; (c) a fee of $1,000 for each Board and Committee meeting attended by telephone; and (d) annual fees payable to Chairmen of Committees of the Board as follows: (i) Audit Committee Chairman, $10,000; (ii) Directors Affairs/Corporate Governance Committee Chairman, $6,500; and (iii) Compensation Committee Chairman, $6,500. Board members also receive reimbursement for travel expenses and the stock options referred to below.

In September 2008, the Board approved an increase in the annual retainer to $40,000 that was to become effective on March 23, 2009.  However, in light of the wage freeze imposed by the Company at the outset of fiscal year 2009, the Board subsequently unanimously resolved to forego such increase and to maintain the amount of the annual retainer at $35,000 for fiscal year 2009.  Although the Company lifted the wage freeze in early fiscal 2010, in light of the fact that most of the Company’s senior management will not receive wage increases in 2010, the Board has agreed not to institute the increase in the annual retainer at this time.  The Board will revisit this issue when and if wage increases for senior management occur.

Pursuant to the Company’s Deferred Compensation Plan for Directors, a non-employee director may elect to defer receipt of the director’s fees to which he is entitled and to be paid the amounts so deferred, plus interest thereon at the prime rate announced quarterly by JP Morgan Chase Bank, or its successor, either when the participant ceases being a director of the Company or at the time the participant reaches a specified age. None of the Company’s directors deferred any portion of the fees payable during fiscal 2009.

Under the Company’s 2009 Incentive Plan, on the date a person first becomes a non-employee director, and annually thereafter on the date of each annual meeting of shareholders, such person has the option to receive a grant of shares of the Company’s Common Stock with an aggregate fair market value equal to and in lieu of the amount of the annual retainer for non-employee directors.

The 2009 CLARCOR Incentive Plan provides that the Directors Affairs/Corporate Governance Committee each year will determine the number and form of equity incentive grants payable to directors.   Under the Company’s 2004 Incentive Plan (the predecessor to the 2009 Incentive Plan), each non-employee director was automatically granted, on the date of each annual meeting of shareholders, options to purchase 7,500 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on the date of grant.    The Directors Affairs/Corporate Governance Committee has determined not to deviate from historical practice in 2010 and, consequently, on March 23, 2010 each director will receive options to purchase 7,500 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on such date.  These options will be granted pursuant to the 2009 Incentive Plan.

All options granted to directors as described above vest immediately on the date of grant and have a ten year term. Shares acquired upon exercise of an option may not be sold or transferred during the six month period following the date of grant of such option. The following table sets forth the compensation paid to the Company’s non-employee directors during fiscal year 2009:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Change in Pension Value & Non-Qualified Deferred Earnings ($)	All Other Compensation ($)	Total ($)
J. Marc Adam	20,500	43,924	59,550	0	0	123,974
James W. Bradford	23,000	43,924	59,550	0	0	126,474
Robert J. Burgstahler	36,500	43,924	59,550	0	0	139,974
Paul Donovan	26,500	43,924	59,550	0	0	129,974
Robert H. Jenkins	29,000	43,924	59,550	0	0	132,474
Philip R. Lochner, Jr	59,500	—	59,550	0	0	119,050
James L. Packard	31,500	43,924	59,550	0	0	134,974

(1)	Represents the amount of cash compensation earned by each director in fiscal 2009 for Board and Committee service.

(2)
All stock awards reflected in this column represent the stock awarded to a director at his election in lieu of cash compensation for his annual retainer. The amounts shown in this column represent the expense recognized by the Company in accordance with Accounting Standards Codification (“ASC”) 718 for financial reporting purposes in fiscal 2009 for restricted stock grants made during fiscal 2008 and fiscal 2009, disregarding for this purpose estimates of forfeitures related to service-based vesting conditions. See Footnote N of the Company’s consolidated financial statements for the three years ended November 30, 2009, included in our Annual Report on Form 10-K for the year ended November 28, 2009 filed with the Securities and Exchange Commission on January 22, 2010 (the “2009 Annual Report”), for the assumptions made in determining ASC 718 values. The grant date fair value of the restricted stock grants made to each non-employee director during fiscal 2009 was $35,004. There were no unvested restricted stock units or unvested restricted stock held by any non-employee director as of the end of fiscal 2009. The number of shares of stock held by each non-employee director of the Company as of the end of fiscal 2009 are set forth in the column entitled “Shares Owned Outright” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK”.

(3)
Represents the expense recognized by the Company in accordance with ASC 718 for financial reporting purposes in fiscal 2009 for stock option grants, disregarding for this purpose the estimates of forfeitures related to service-based vesting conditions. The assumptions used in the calculation of these amounts were as follows:

	Grant Date	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate	Dividend Yield
Directors	3/23/2009	23.6	9.58	2.68	.96

See also Footnote N of the Company’s consolidated financial statements for the three years ended November 30, 2009, included in our 2009 Annual Report, for the other assumptions made in determining ASC 718 values. The grant date fair value of the stock options granted in fiscal 2009 to each non-employee director (determined using a Black-Scholes methodology employing the assumptions set forth in the table immediately above) was $7.94  per option and $416,850 for all directors in the aggregate ($59,550 per director). The number of vested stock options held by each non-employee director of the Company as of the end of fiscal 2009 are set forth in the column entitled “Vested Stock Options” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK”.  No non-employee director had any unvested stock options at the end of fiscal 2009.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for non-employee directors. Under these guidelines, all non-employee directors, after a five-year period, should own Company common stock with a value of five times the annual retainer (currently $35,000). Shares subject to in-the-money options granted to a non-employee director count toward the fulfillment of these guidelines. These guidelines are not mandatory, but are intended to convey expectations regarding the expected levels of stock ownership by directors.  The Company has no official policy that specifies the consequences for failing to meet the guidelines within a reasonable period of time.  The determination of such consequences in any particular instance would be a matter for the Directors Affairs/Corporate Governance Committee and Board of Directors to decide.

The Directors Affairs/Corporate Governance Committee oversees these guidelines and reviews each director’s standing in respect of the same once per year.   In January of 2010, this Committee determined that all of the Company’s directors currently comply with the Guidelines based on their respective years as a director of the Company.

Committees of the Board of Directors

During fiscal 2009, the standing committees of the Board of Directors were the Directors Affairs/Corporate Governance Committee, the Audit Committee and the Compensation Committee. Each of these Committees is discussed below.

Directors Affairs/Corporate Governance Committee.  The Directors Affairs/Corporate Governance Committee currently consists of five directors: James L. Packard, Chairman, J. Marc Adam, James W. Bradford, Jr., Robert H. Jenkins, and Philip R. Lochner, Jr. Each of these directors is independent as such term is defined in the NYSE corporate governance rules.

The Board has adopted a Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com. The Charter provides, among other things, that the Committee will make recommendations to the full Board regarding changes to the size and composition of the Board or any committee thereof; identify individuals that the Committee believes are qualified to become Board members and recommend that the Board select such nominee or nominees to stand for election; and identify individuals for appointment to the Board to fill vacancies on the Board.

The Charter of the Committee requires the Committee to review and evaluate any stockholder nominees for director. The Committee has no specific policy with regard to the minimum qualifications of director candidates. The Company’s By-laws (available on the Company’s website) were last amended on January 16, 2010 and provide that notice of any proposed nomination by a shareholder for election of a person to the Board shall be delivered to or mailed and received at the principal executive offices of the Company no less than 120 days nor more than 150 days prior to the anniversary of the prior year’s Annual Meeting of Shareholders. Section 2.12 of the By-laws specifies the information to be included by a shareholder in such a notice.

Messrs. Burgstahler, Donovan and Johnson are the current nominees recommended by the Committee for election to the Board. All of these individuals are standing for reelection by the shareholders.

In the past the Committee has reviewed potential candidates for election to the Board recommended primarily by Board members or third party search firms. The process has included a review of the candidate’s qualifications and interviews with the candidate. No different process would be applied with respect to nominees recommended by holders of the Company’s Common Stock.

The Directors Affairs/Corporate Governance Committee met four times during fiscal 2009.

Audit Committee.  The Audit Committee was established by the Board in accordance with applicable provisions of the Securities Exchange Act of 1934, as amended, and applicable NYSE requirements. The Audit Committee currently consists of five directors: Messrs. Robert J. Burgstahler, Chairman, J. Marc Adam, Paul Donovan, Philip R. Lochner, Jr., and James L. Packard. Mr. Lochner replaced James W. Bradford, Jr. on the Audit Committee in June 2009.   Each of the directors who serves or served on the Audit Committee at any time during fiscal 2009 is independent and financially literate as such terms are defined in the NYSE corporate governance rules. Further, Mr. Burgstahler and Mr. Donovan have previously served as the chief financial officers of publicly-held corporations. Based on these and other factors, the Board has determined that Mr. Burgstahler and Mr. Donovan are each an “audit committee financial expert” as such term is defined in applicable rules of the Securities and Exchange Commission.

The Board has adopted a Charter for the Audit Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

The purposes of the Committee include assisting Board oversight of the integrity of the Company’s financial statements, its compliance with legal and regulatory and filing requirements, the selection of an independent auditor, determination of the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Committee discusses with management and the Company’s independent auditors the Company’s annual audited financial statements, quarterly financial statements, earnings press releases, and management’s assessment of internal control over financial reporting .

The Audit Committee met eight times during fiscal 2009.

Compensation Committee.  The Compensation Committee currently consists of four directors: Messrs. Robert H. Jenkins, Chairman, James W. Bradford, Jr., Robert J. Burgstahler, and Paul Donovan.  Mr. Bradford replaced Philip R. Lochner, Jr. on the Compensation Committee in June 2009.  Each of the directors who serves or served on the Compensation Committee at any time during fiscal 2009 is independent as such term is defined in the listing standards of the NYSE.

The Board has adopted a written Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

The purposes of the Committee include discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and reviewing and making recommendations to the Board with respect to compensation plans, policies and programs. The Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and determines and approves the compensation level of the Chief Executive Officer and the Company’s other executive officers and approves grants and awards of restricted stock units and stock options under the Company’s incentive plans. From time to time the Committee consults with outside compensation experts in exercising its responsibilities. All of the foregoing are described in greater detail in the Compensation Discussion and Analysis below.

The Compensation Committee met five times during fiscal 2009.

Executive Sessions of the Board; Communications with the Board

The Company’s Corporate Governance Guidelines (available on the Company’s website) provide that at each meeting of the Board of Directors the independent directors shall meet separately from the management of the Company. Mr. Johnson, a director and the Chairman, President and Chief Executive Officer of the Company, does not attend these executive sessions. Under the Guidelines, these sessions are chaired on a rotating basis by the chairperson of one of the standing committees of the Board (currently the Audit Committee, the Compensation Committee and the Directors Affairs/Corporate Governance Committee).

The Board has adopted a process for holders of the Company’s common stock and other interested parties to send written communications to the Board. Such communications should be sent to the Corporate Secretary at CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067. The Corporate Secretary will forward all such communications to the Chairman of the Director Affairs/Corporate Governance Committee of the Board. That Committee will determine whether any such communication will be distributed to the full Board or, if requested by the sender, only to the non-management directors.

The Board has adopted a policy which recommends that all directors personally attend each annual and special meeting of the shareholders of the Company. At the last Annual Meeting of Shareholders, held on March 23, 2009, all of the directors were in attendance.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Internal Audit Director, and any other person performing the duties of such officials. The Code of Ethics for Senior Financial Officers is available on the Company’s website at www.clarcor.com.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the Compensation Committee of the Board of Directors was composed of Robert H. Jenkins, James W. Bradford, Jr., Robert  J. Burgstahler, Paul Donovan and Philip R. Lochner, Jr., with Mr. Bradford replacing Mr. Lochner in June 2009.  None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable regulations of the SEC.

Certain Transactions

We are not aware of any related party transactions between the Company and any of our directors, executive officers, 5% stockholders or their family members since the beginning of the last fiscal year which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934 (“Item 404 Transactions”).

Each year, the Company requires its directors and executive officers to complete a questionnaire, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 Transactions. No such transactions were disclosed during or in respect of fiscal 2009. The Company does not have a history of engaging in related-party transactions with its directors or executive officers or their respective related persons or affiliates and does not have a formal or other written policy regarding the analysis or approval of such transactions. Even in the absence of a formal policy, any material proposed related-party transaction, including any Item 404 Transaction irrespective of materiality, would be brought before the Board or a specially designated Committee thereof (with any interested director recusing him or herself from the proceedings) to be specifically considered and approved before the Company would knowingly engage in any such transaction.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

Certain Beneficial Owners

The following table sets forth the ownership according to the most recent filings of Schedules 13G and 13D and amendments thereto (as described in footnote 5 to the table), as applicable, by the beneficial owners which, as of the record date for this meeting, own beneficially more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class (1)

Neuberger Berman Group LLC (2) Neuberger Berman LLC Neuberger Berman Management LLC Neuberger Berman Equity Funds 605 Third Avenue New York, NY 10158	6,434,555	12.8%

Columbia Wanger Asset Management, L.P. (3) 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	3,370,000	6.7%

Gabelli Funds, LLC (4) GAMCO Asset Management Inc. One Corporate Center Rye, NY 10580	3,240,116	6.4%

Barclays Global Investors, N.A. (5) Barclays Global Fund Advisors Barclays Global Investors, LTD 400 Howard Street San Francisco, CA 94105	3,272,755	6.5%

(1)	Based on 50,416,773 shares outstanding at January 15, 2010.

(2)
Based upon a Schedule 13G filed with the SEC on June 11, 2009 reporting: (i) Neuberger Berman Group LLC and Neuberger Berman LLC each have sole voting power with respect to 1,000 shares, shared voting power with respect to 5,442,022 shares and shared dispositive power with respect to 6,434,555 shares; (ii) Neuberger Berman Management LLC has shared voting and dispositive power with respect to 5,442,022 shares; and (iii) Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 5,421,622 shares.

(3)	Based upon a Schedule 13G filed with the SEC on February 6, 2009 reporting sole voting power with respect to 3,238,000 shares and sole dispositive power with respect to 3,370,000 shares.

(4)
Based upon a Schedule 13D filed with the SEC on March 6, 2009 reporting: (i) Gabelli Funds, LLC has sole voting and dispositive power with respect to 804,000 shares; and (ii) GAMCO Asset Management Inc. has sole voting power with respect to 2,388,716 shares and sole dispositive power with respect to 2,436,116 shares.

(5)
Based upon a Schedule 13G filed with the SEC on February 5, 2009 reporting: (i) Barclays Global Investors, N.A. has sole voting power with respect to 928,357 shares and sole dispositive power with respect to 1,098,475 shares; (ii) Barclays Global Fund Advisors has sole voting power with respect to 1,562,362 shares and sole dispositive power with respect to 2,140,366 shares; and (iii) Barclays Global Investors, LTD has sole voting power with respect to 1,410 shares and sole dispositive power with respect to 33,914 shares.

Directors and Executive Officers

The following table provides information concerning the shares of Common Stock of the Company beneficially owned as of January 15, 2010 by all directors, the executive officers named in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group.

SECURITY OWNERSHIP — MANAGEMENT

Class	Name	Shares Owned Outright (1)	Vested Stock Options (2)	Restricted Stock Units (3)	Total	Percent of Class (4)
Common Stock	J. Marc Adam	56,120	75,000		131,120	*
Common Stock	James W. Bradford, Jr.	6,646	31,250		37,896	*
Common Stock	Robert J. Burgstahler	14,880	69,534		84,414	*
Common Stock	Paul Donovan	9,226	52,500		61,726	*
Common Stock	Robert H. Jenkins	27,814	67,500		95,314	*
Common Stock	Norman E. Johnson	562,145	815,987	93,482	1,471,614	2.92%
Common Stock	David J. Lindsay	60,561	162,913		223,474	*
Common Stock	Philip R. Lochner, Jr	24,234	67,500		91,734	*
Common Stock	James L. Packard	26,232	75,000		101,232	*
Common Stock	Sam Ferrise	44,648	170,180		214,828	*
Common Stock	Bruce A. Klein	179,547	290,668		470,215	*
Common Stock	Richard M. Wolfson	1,387	36,375	573	38,335	*
All Directors and Executive Officers as a Group (12 persons total)					3,021,902	5.98%

*	Less than one percent.

(1)
All shares are directly owned except as follows: Mr. Johnson – includes 113,418 shares owned by Mr. Johnson’s wife; Mr. Lindsay – includes 31,354 shares held by a family trust and 9,158 shares owned by Mr. Lindsay’s wife; and Mr. Donovan – all 9,226 shares owned by Mr. Donovan’s wife.

(2)	Includes all shares subject to unexercised stock options granted pursuant to the Company’s Incentive Plans which vested by January 15, 2010 or which will vest within 60 days from January 15, 2010.

(3)
Includes all restricted stock units granted under the Company’s Incentive Plans (i) which vested prior to January 15, 2010 and which have been deferred, or (ii) which will vest (irrespective of any deferral election by the grantee) within 60 days from January 15, 2010.

(4)	Based on 50,416,773 shares outstanding at January 15, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Based solely on our review of those forms and certain written representations from reporting persons, we believe that in fiscal 2009 all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

Through its compensation policies, the Company seeks to attract and retain high quality leadership and to assure that the executive officers and senior management of the Company are compensated in a manner consistent with their performance, shareholder interests, internal equity considerations, competitive practice and the applicable requirements of regulatory bodies. The Compensation Committee of the Board of Directors (the “Committee”) reviews and approves the compensation policies and practices of the Company, particularly in respect of executive officers and other members of senior management. All of the members of the Committee are independent directors, and none of them has at any time been an officer or employee of the Company or any of its subsidiaries.

Compensation Philosophy

The key principles listed below are reflected in structuring the compensation packages for the Chief Executive Officer and the other executive officers of the Company. None of these principles is accorded any specific weight or, as a matter of policy, considered as being more important than the others.

Pay for Performance

A high percentage of an executive’s total compensation is linked to the performance of the Company and its stock as well as the executive’s individual performance in attaining the Company’s objectives. This structure is designed to reward both short-term and long-term performance and align the interests of management with the long-term interests of the Company’s shareholders.

Competitiveness

Though such comparisons are often not straight-forward, our executives’ total compensation packages are designed to be competitive with the median compensation levels of those of executives occupying comparable positions in comparable companies. Elements of the packages are also designed to allow an opportunity to earn more than median compensation levels when the Company outperforms comparable companies. The Company believes that the opportunity to achieve earnings in excess of peers provides a significant challenge and incentive to the executive officers of the Company.

Executive Ownership

A major component of our executive compensation is equity-based in the form of stock options and restricted stock units. As a result, our executive officers’ interests are directly linked with our shareholders’ interests. The Company believes that equity-based compensation properly balances the rewards for long-term versus short-term results.

Management Development

The compensation packages are also designed to attract and retain quality executives with the skills and other competencies required to meet the Company’s objectives and to enhance shareholder value.

Establishing Compensation for Executive Officers

The Committee is responsible for all matters relating to executive compensation.  To assist it in this endeavor, the Committee engages independent compensation consulting firms to (i) review on a regular basis relevant market and other data regarding executive compensation and review holistically from time to time the compensation programs for the Company’s executive officers, and (ii) otherwise to advise the Committee on matters of executive compensation.  Since fiscal year 2008, the Committee has engaged the consulting firm of Frederic W. Cook & Co., Inc. (“FWC”) as its independent advisor on matters of executive compensation.  Notwithstanding this engagement, the Committee considers the input of outside consultants such as FWC to be but one of several factors in evaluating and establishing the Company’s compensation programs and the compensation paid to senior management. These other factors include but are not limited to the recommendations of the Company’s Chief Executive Officer; the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent generally; executives’ length of service; internal assessments and recommendations regarding particular executives; and the succession planning initiatives of the Company.

In considering the competitiveness of the Company’s compensation levels, the Committee refers to outside data for benchmarking purposes, including data in respect of  a defined “peer group” of companies that the Company believes approximate the Company in one or more meaningful ways, which may include such other companies’ revenues, market capitalization, operational and geographical structure, and industries/markets, as well as third party considerations (e.g., as where members of the financial community treat a particular company as being a Company peer).  As explained below, peer group data is not the only external data the Company considers for benchmarking purposes, and, as explained above, benchmarking itself is but one of the factors the Committee considers in establishing executive compensation.

The Company believes that the selection of a peer group to be used for executive compensation benchmarking purposes is something that requires reconsideration every year or two.  As a general rule, the Company expects to change certain members of the peer group from one period to another, as the Company refines its benchmarking criteria and as the Company and members of the peer group change in ways that make comparisons less or more appropriate.

For fiscal 2009, based in part on FWC’s recommendation, the Company revised the peer group to better approximate the Company.  The 2009 Peer Group was comprised of the following companies:

2009 Peer Group

Astec Industries, Inc.	Dresser-Rand Group Inc.	IDEX Corporation	Tecumseh Products Company
Brady Corporation	EnPro Industries, Inc.	Kaydon Corporation	The Toro Company
Chart Industries, Inc.	ESCO Technologies Inc.	MSC Industrial Direct Co., Inc.	Valmont Industries, Inc.
CIRCOR International, Inc.	GATX Corporation	Nordson Corporation	Wabtec Corporation
Donaldson Company, Inc.	Graco Inc.	Robbins & Myers, Inc.

In addition to the peer group data, the Company also used compensation survey data that was provided by FWC and drawn from surveys of thousands of companies for its benchmarking analysis.  The Company believes that using both proxy and survey data provides a more comprehensive set of data on which to base comparisons of compensation practices and programs.  Because it derives from SEC filings, the Company believes that proxy data is more transparent, but comes from a more limited sample size and may be more difficult to correlate to positions other than the Chief Executive Officer and Chief Financial Officer.  Survey data, on the other hand, comes from a much larger sample size and may be more easily correlated to certain executive positions, but necessarily includes companies outside of a defined peer group.

Using the proxy and survey data provided by FWC, the Committee asked FWC to prepare a comprehensive competitive assessment of the annual salary, target total cash compensation and target total direct compensation (which consists of the sum of annual salary, target annual cash incentives and the value of annual long-term incentive awards) for each of the Company’s executives, including the named executive officers.  The results of this analysis showed that the Company’s total compensation levels were generally conservative – i.e., falling below the median compensation levels of the companies within the peer group and the survey groups — with several executives, including Mr. Wolfson and Mr. Lindsay, falling significantly below the median, particularly with respect to target cash compensation.

The Committee used this assessment as its starting point in making 2009 compensation decisions in respect of the executive officers and also considered various other factors with respect to these individuals, including their respective importance to the Company, their respective expected future contribution to the Company, their respective skill sets and performance to date, competitive pressures (i.e.,  “hire-away” risk), tenure, and the difficulty and cost of replacement.  Based on these considerations, the Committee authorized: (i) the increase of Mr. Lindsay’s salary from $192,816 to $210,000 and an increase in his target bonus from 35% of salary to 40%; (ii) the increase of Mr. Wolfson’s salary from $250,000 to $275,000 and an increase in his target bonus from 35% of salary to 40%; (iii) the increase of Mr. Johnson’s target bonus from 80% of salary to 85%; and (iv) the increase in the salary and/or the target bonus rates of certain other members of senior management other than the named executive officers.  Mr. Johnson, Mr. Ferrise and Mr. Klein were authorized to receive normal cost of living salary increases of approximately 3% in 2009, and Mr. Ferrise’s and Mr. Klein’s target bonus levels remained unchanged from their 2008 levels.

Notwithstanding the Committee’s authorization with respect to salary increases, shortly after the beginning of fiscal year 2009, the Company implemented a wage and salary freeze for all Company employees effective as of the beginning of the fiscal year.  The named executive officers recommended to the Committee, and the Committee agreed, that the named executive officers should be treated no differently than any other employee with respect to the wage and salary freeze.  Consequently, the salary increases for each of the executive officers mentioned above were either not implemented, or if they had been implemented, were discontinued in January of 2009.

Components of Executive Pay
The following is a discussion of each of the individual components of the Company’s executive compensation program.

Annual Salary.  The Company believes it is appropriate to provide its executives with a level of base salary commensurate with their respective experience, responsibilities and accomplishments. The Committee generally approves the salaries for the executive officers on an annual basis at a meeting of the Committee held early in the first quarter of the fiscal year. Based on the considerations previously discussed, the Committee approved increases to the annual salaries of the Company’s named executive officers at the outset of fiscal 2009, but these increases were not implemented, or if implemented, were ceased in January 2009.  As a result, the salaries of the named executive officers were as follows:

Name	Fiscal 2009 Annual Salary	Fiscal 2008 Annual Salary	Percentage Increase
Norman E. Johnson	$725,000	$725,000	0
Sam Ferrise	$346,112	$346,112	0
Bruce A. Klein	$321,360	$321,360	0
Richard M. Wolfson	$250,000	$250,000	0
David J. Lindsay	$192,816	$192,816	0

Performance-based cash incentive compensation.  The Company believes that a substantial portion of an executive officer’s cash compensation should be incentive-based. Therefore, the Company has implemented a cash incentive program that provides executive officers with the opportunity to earn cash incentive compensation for the achievement of annual goals.   Such incentive-based cash compensation is contemplated under the Company’s 2009 Incentive Plan, which was approved by the shareholders of the Company on March 23, 2009.

For fiscal year 2009, the Company intended that any incentive cash compensation paid would satisfy any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Accordingly, during the first fiscal quarter of 2009 the Company established and the Committee approved maximum target payouts for cash incentive compensation for the named executive officers that were based on the Company’s budgeted fiscal 2009 net earnings. The maximum target payout for Mr. Johnson was established at 3.12% of net earnings and for each of the other named executive officers at 1.04% of net earnings.

Recognizing that these targets would likely result in the named executive officers receiving cash incentive amounts in excess of historical levels, the Committee indicated to management that it expected to use its discretion to reduce the cash incentive compensation payable to the executives for fiscal 2009 to levels substantially below the foregoing maximum amounts. The Committee further communicated to the executives to expect that it would set final cash incentive compensation in accordance with historical practice by using the CLARCOR Value Added Incentive model (“CVA Model”).    The CVA Model is discussed in detail below. The Company uses the CVA Model for purposes of determining cash incentive compensation not only for the named executive officers, but also for approximately 100 senior management employees of the Company and its various subsidiaries.

In December 2009, the Committee confirmed that it would exercise its discretion and apply the CVA Model to the named executive officers (and certain other individuals holding senior positions at the Company or certain of its subsidiaries).  Using the CVA Model, the Committee determined that none of the named executive officers (and only three members of the other individuals the Committee considered) would receive cash incentive payouts in respect of fiscal 2009.   The Committee’s approach to 2009 is discussed in greater detail further below.

The CVA Model and CVA Formula

Pursuant to the CVA Model, annual cash incentive awards are based upon the achievement of specified corporate and operating unit goals using an objective formula (the “CVA Formula”), although the Committee retains discretion to make adjustments as discussed below.   The CVA Formula effectively measures the amount by which the Company's after-tax earnings exceed the Company’s cost of capital in relation to the assets under management’s control. As a result, the CVA Model is designed to reward the effective deployment of the Company’s capital.

The CVA Formula is as follows:

(Budgeted Operating Profit x 61%) – (Budgeted Net Managed Assets x 13.2%) = Target CVA

In the CVA Formula, the 61% factor represents a deemed 39% tax rate, and the 13.2% factor represents the Company’s deemed cost of capital.  These numbers are held constant from year to year so as to allow for meaningful comparisons across years, and do not necessarily reflect the Company’s actual tax rate or cost of capital in any given year.   For fiscal 2009, budgeted operating profit and budgeted net managed assets for the Company were approximately $149 million and $42 million, respectively, and Target CVA was therefore approximately $36 million.

The variable factors in the CVA Formula are the Company’s budgeted operating profit and its budgeted net managed assets.  These amounts are drawn directly from the Company’s annual budget, which is reviewed and approved by the Board of Directors.  As a general rule, the budgets of each significant operating unit and the Company as a whole contemplate that revenue and profit will grow over prior year levels, although this is not always the case.

It should be noted that the Company’s annual budget is used solely for purposes of internal management, including compensation considerations and calculations at both the business unit and consolidated levels, and the assumptions underlying the Company’s annual budget often differ from the assumptions underlying the Company’s publicly issued earnings guidance.  Moreover, the annual budget is typically finalized in mid-December, when the Company does not have the benefit of actual results for either the prior fiscal year or the first month of the current fiscal year, whereas earnings guidance is typically issued in mid-January and is informed by both.  Finally, earnings guidance is a measure of earnings per share, while the CVA Formula is based on operating profit and net managed assets.  Accordingly, the annual budget may not be consistent with the Company’s publicly issued guidance and should not be considered reflective thereof.

Payouts under the CVA Model are stratified into “Levels” of CVA performance.  “Level 1” represents the entry point – i.e., the Level that must be achieved before payouts can occur. “Level 6” represents the achievement of Target CVA under the CVA Formula and “Level 10” represents the achievement of some point in excess of Target CVA, as discussed in the next paragraph.   Only the target percentage of an individual’s salary differs among employees whose incentive compensation is determined through the use of the CVA Model (e.g., for some members of senior management, the achievement of target CVA may equate to a payout equal to 25% of their salary, while for the named executive officers it ranges between 40% and 85%.)

The Company establishes, and the Committee approves, the Target CVA “Level 6” each year by applying the CVA Formula to the Company’s budgeted pre-tax operating profit and its budgeted net managed assets for that year.     The Company then establishes “Level 1” and “Level 10” by applying a particular percentage approved by the Committee to the Company’s budgeted pre-tax operating profit, and then running the resulting number through the CVA Formula.  In fiscal 2009, “Level 1” and “Level 10” were established by multiplying the Company’s budgeted pre-tax operating profit by 85% and 110%, respectively, and then applying the CVA Formula, as follows:

Level*	Budgeted 2009 Operating Profit	Resulting CVA**

1	$149 million x 85% = $127 million	$ 22 million
6	$149 million	$ 36 million
10	$149 million x 110% = $164 million	$ 45 million

* The differences between Levels not shown (e.g., between Levels 1 and 2 and between Levels 8 and 9) are calculated on a straight-line basis.

** These numbers, and the numbers mentioned throughout this section, are the Company’s consolidated numbers, which are the numbers used in respect of all of the named executive officers other than Mr. Ferrise, whose CVA performance is assessed 80% at the subsidiary level and 20% at the consolidated level.

The Committee does not have any formal method for establishing the Level 1 and Level 10 percentages, but may consider a variety of factors, including management’s recommendations, the economic climate, the Committee’s perception of how likely the Company or a subsidiary is to achieve its overall budget, and the prior years’ performance of the Company and its subsidiaries.  For fiscal 2009, the Committee based its decision largely on management’s recommendations.

With respect to determining payouts above Level 10 (which are historically infrequent – particularly at the corporate level), the CVA Model is designed to strike a balance between incentivizing management (including the named executive officers) to continue to achieve as much as possible (i.e., no cap or ceiling) while recognizing that at least some portion of such achievement may be due to reasons beyond management’s control or influence (e.g., a dramatic demand improvement in a key end-market of a particular subsidiary).  This is achieved by calculating the difference between Levels beyond Level 10 (e.g., from Level 10 to Level 11 and from Level 11 to Level 12, etc.) on a straight-line basis, but limiting the amount of extra reward that an employee receives above Level 10 to a fixed additional percentage of his or her payout at Level 10. (This fixed additional percentage was 10% in fiscal 2009.)  In other words, the relative benefit to an individual for achieving Level 10 is greater than the benefit of achieving beyond Level 10.  The table below entitled “Potential Cash Incentive Payments To Named Executive Officers In Respect Of Fiscal 2009” illustrates this concept.

The fixed additional percentage for moving above Level 10 (10% in fiscal 2009) is established each year by the Committee and is applicable to the named executive officers and all of the approximately 100 senior management employees whose incentive cash compensation is ultimately determined under the CVA Model.   The Committee does not have any formal method for establishing this fixed percentage, but may consider a variety of factors, including management’s recommendations, the Committee’s sense of how much of any incremental operating profit should be shared with management versus the Company’s shareholders, the economic climate, the Committee’s perception of how likely the Company or a significant subsidiary is to achieve its overall budget, and the prior years’ performance of the Company and significant subsidiaries.  For fiscal 2009, the Committee based its decision largely on management’s recommendations.

As indicated above, the two variable elements of the CVA Formula are the Company’s operating profit and the amount of “net managed assets”, which include current and long-term assets and liabilities deemed largely to be under the control of management.  To encourage management to accurately budget capital spending each year, and to discourage any attempt to artificially inflate CVA performance by deferring such budgeted capital spending into a future year, the Company adjusts the Company’s net managed assets upward (which lowers CVA) if management fails to achieve at least 80% of budgeted capital spending.  It does this by deeming a portion of such spending to have occurred for purposes of calculating CVA achievement for the year in question.

At the end of the fiscal year, the Company calculates the CVA achievement for that year for each of its subsidiaries and for the Company on a consolidated basis, by drawing each of these numbers from the Company’s independently audited financial statements.  No payment to any individual, including the named executive officers, occurs until the audit is complete.

The Committee retains discretion to modify or eliminate the CVA Model and the CVA Formula or any of the elements thereof in respect of any given fiscal year.  For example, the Committee may approve budgeted levels of operating profit or net managed assets (the two variable inputs in the CVA Formula) that are more conservative or aggressive than previous years’ levels and may include or exclude particular items of revenue, expense, assets or liabilities in determining the final calculations of cash incentive payments and calculations under the CVA Model.  The Committee does not exercise this discretion often (historically once every few years) and does not follow any formula or give a pre-determined weight to any individual factor in doing so.

At management’s request in light of the Company’s 2009 wage freeze, the Committee did not make any such adjustments in respect of fiscal year 2009 (e.g., to take into account the severe economic downturn) and, as a result, no awards were granted to the named executive officers or to the majority of the approximately 100 members of senior management whose incentive compensation is based on the CVA Model.

The Company believes that the historical results of the CVA Model support its view that the budgeted performance numbers are realistic targets which are neither overly aggressive nor easy to achieve.  The following table shows the Company’s CVA achievement over the previous 10 fiscal years:

Fiscal Year	CVA Level
2000	7.3
2001	0
2002	8.6
2003	12.1
2004	10.7
2005	9.4
2006	5.7
2007	1.8
2008	5.7
2009	0
Ten Year Average	6.1

The range of possible CVA awards payable in respect of fiscal 2009 for each named executive officer is shown in the following table:

POTENTIAL CASH INCENTIVE PAYMENTS TO NAMED EXECUTIVE OFFICERS IN RESPECT OF FISCAL 2009

Attainment of Budgeted Performance (1) (2)	Percentage of Annual Salary Payable to Mr. Johnson	Percentage of Annual Salary Payable to Mr. Ferrise	Percentage of Annual Salary Payable to Mr. Lindsay	Percentage of Annual Salary Payable to Mr. Klein	Percentage of Annual Salary Payable to Mr. Wolfson
Less than 85%	0	0	0	0	0
85% (Level 1)	10%	10%	10%	10%	10%
100% (Level 6)	85%	50%	40%	50%	40%
110% (Level 10)	212.5%	125%	100%	125%	100%
120% (Level 14) (3)	297.5%	175%	140%	175%	140%

(1)	Payment of cash incentive awards between the indicated percentages of budgeted performance (i.e., between Levels) is calculated on a straight line basis.

(2)
The minimum level of budgeted performance (i.e., the “entry point” or Level 1) and the excess percentage above target for fixing Level 10 are established each year by the Committee.  For fiscal 2009, they were 85% and 110%, respectively.

(3)
The last row of this table is included for reference purposes to demonstrate what happens when budgeted performance increases beyond Level 10,  in this case to a hypothetical Level 14.  (It should be noted that no executive officer of the Company has ever achieved payout at Level 14; the example is for illustrative purposes only.)  Taking Mr. Johnson as an example, the table shows that he would increase his payout by approximately an additional 128% of salary (approximately 32% per Level) by moving four Levels above target from Level 6 to Level 10, but he would receive only an additional 85% of salary (21.25% per Level, or 10% of his payout of 212.5% at Level 10) for moving an additional four levels from Level 10 to Level 14.   As indicated previously, the fixed percentage payable for moving beyond Level 10 (i.e., the 10% of Level 10 payout used in fiscal 2009 and in the example above) is established each year by the Committee.

Long-term equity incentive compensation.  The Company’s equity-based awards program encourages executives to work towards making business decisions that, over the long term, should increase the price of the Company’s stock, thereby aligning the interests of executives and shareholders. All equity-based awards are made pursuant to the provisions of incentive plans approved by the Company’s shareholders. Equity-based awards include a combination of stock options and restricted stock units.

The Committee typically approves equity-based awards to eligible employees (including the named executive officers) only once per year. The annual award is typically made at the first Committee meeting of the fiscal year, which is normally held within the first three weeks of the fiscal year and scheduled a year in advance of the meeting date, and after the Committee has received input from outside advisors and the recommendations of the Chief Executive Officer (with respect to awards made to executive officers other than himself). The Committee may make an exception to this general policy in the event that a new executive officer is hired or an executive officer receives a promotion.  As a practical matter, the Committee considers and individually approves equity awards made to approximately 10 to 15 of the Company’s most senior executives (including the Chief Executive Officer, the Chief Financial Officer and all other executive officers of the Company), and then approves a pool of equity-based incentives to be granted to other individuals throughout the Company at the discretion of the Chief Executive Officer.

Once granted, options are not repriced or “reloaded”. Although “incentive” stock options may be granted under the Company’s 2009 Incentive Plan, in practice all options granted are “non-qualified” options.

Grants of both stock options and restricted stock units normally vest annually in equal installments over four years in order to encourage executive officers’ continued service to the Company. Until the restricted stock units vest, the recipient does not have any rights as a shareholder of the Company other than the right to receive a cash payment equal to the dividends payable on the underlying shares of common stock. The Company values stock option grants by calculating their Black-Scholes values on the date of grant and the value of restricted stock units by calculating their aggregate market value as of the date of grant.   While the Company has no formal policy in this regard, over the past several years the Company has awarded executive officers approximately 75% of the value of their equity-based compensation in the form of stock options and 25% in the form of restricted stock units, with the number of stock options remaining generally consistent (+/- 15%) from year to year irrespective of the market price of the Company’s shares, and the number of restricted stock units being determined by reference to such market price and to the executive’s salary.  The value of equity-based awards is included in the Company’s analysis of the executive officer’s total direct compensation and is considered as part of the Company’s benchmarking process.

At the outset of fiscal year 2009 (on December 14, 2008), non-qualified options for the purchase of the Company’s common stock and restricted stock units were granted to our named executive officers pursuant to the Company’s equity incentive plans as follows:

Name	Shares Subject to Time- Based Vesting Option Grant	Exercise Price (1)	Number of Time-Based Vesting Restricted Stock Units
Norman E. Johnson	120,000	$32.78	15,750
Bruce A. Klein	40,000	$32.78	3,862
Sam Ferrise	35,000	$32.78	4,153
David J. Lindsay	22,000	$32.78	1,750
Richard M. Wolfson	25,000	$32.78	2,292

(1)
Each option has an exercise price equal to the fair market value of our common stock at the time of grant, as determined by the closing price of the stock on the date of the grant, or the most recent closing price if the market is not open on the grant date.

Grants of time vested restricted stock units are not deemed “performance based compensation” under Section 162(m) of the Internal Revenue Code and an executive officer will realize at least some value from the grant of such units even if the market value of the Company’s common stock declines over the vesting period.

Perquisites.  The Company’s officers receive the following limited perquisites, which the Committee annually reviews and which the Company believes are important to attracting and retaining executive talent, including the named executive officers:

•
Company-paid physicals, the results of which are shared with the Company. These Company-paid physicals are also provided to various members of senior management outside of the named executive officer group.

•
Reimbursement of an amount up to 3% of the executive’s base salary for financial planning, tax preparation and estate planning provided by service providers acceptable to the Company, as well as a “gross up” of the incremental tax cost. It should be noted that the named executive officers typically do not avail themselves of the full value of the financial planning perquisite each year. In practice, therefore, the Company typically expends less than $15,000 per year on this perquisite in any given year for all of the named executive officers as a group. With respect to the gross-up, this will be eliminated beginning in fiscal 2011.

•
A leased car and payment of attendant operating costs (e.g., gas, insurance, repairs/maintenance) as well as a “gross up” of the incremental tax cost. This benefit is provided to all officers of a certain level of the Company and its significant domestic subsidiaries, and not just the named executive officers.   With respect to the gross-up, this will be eliminated beginning in fiscal 2011.

No executive officer other than the Chief Executive Officer may use Company aircraft for non-business purposes, although on rare occasions the Company may ask an executive officer other than the Chief Executive Officer to bring his or her spouse on a business trip.  In such case, IRS regulations may require the Company to treat this as a personal benefit to the executive (depending on the number of Company personnel on the aircraft) and the Company would bear the expense of providing such benefit.  This did not occur with any named executive officer in fiscal 2009.

Although the Company does not have a written policy regarding the non-business use of Company aircraft by the Chief Executive Officer, such non-business use occurs infrequently.  The cost of any non-business flight is borne by the Company, but an amount calculated in accordance with applicable IRS regulations is included in the Chief Executive Officer’s gross income for the year and he bears all associated taxes.  Mr. Johnson, the Company’s Chief Executive Officer, did not use the Company plane during fiscal 2009 for non-business purposes, although his spouse accompanied him on one business trip when no other Company personnel were on the aircraft and, thus, the flight was deemed a personal benefit in accordance with applicable IRS regulations and the Company paid the costs associated therewith.

The value of the perquisites and other benefits payable to the named executive officers is set forth in the “Summary Compensation Table” under the heading “All Other Compensation.”

Executive Insurance Benefits

The Company pays the premiums for supplemental life insurance policies owned by each of Messrs. Johnson, Klein and Lindsay (and another member of management who is not an executive officer) which will pay their respective beneficiaries an amount equal to approximately two times their respective base salaries upon their death. The Company also pays the incremental tax cost to these executives (i.e., a gross-up) to offset any negative personal income tax consequences associated with the Company’s payment of the premiums. In addition, the Company itself owns life insurance policies on each of Messrs. Johnson, Klein and Lindsay (and another member of management who is not an executive officer) which will pay their respectively named beneficiaries an additional amount equal to approximately two times their respective base salaries, with any remainder going to the Company. The foregoing supplemental life insurance benefits are provided to the above-named individuals in order to compensate them for the loss of a benefit provided under a legacy supplemental life insurance program that is no longer in effect.

The Company also provides each of Messrs. Johnson, Ferrise, Klein, Lindsay and Wolfson (and certain other members of management who are not executive officers) with supplemental disability insurance coverage totaling between approximately 75% and 110% of their respective cash compensation in the event they are disabled. The precise level of coverage depends on the nature and severity of the disability. Under the disability program available to employees generally, this amount would otherwise be capped at 50%.  Executives have the option of declaring the Company paid amounts as taxable income, and any executives electing to do so would pay the associated taxes themselves (i.e., there is no gross up).  In the event of a disability, executives who elected this option would receive the resulting benefits free of income tax.  The Company believes that the provision of the extra insurance coverage described above to the Company’s named executive officers is an important element in attracting and retaining executive officers.

The value of the Company-paid insurance premiums and any associated gross-ups described above are included in the “Summary Compensation Table” under the heading “All Other Compensation” and further broken down in the table entitled “All Other Compensation”.

Retirement Plans

The Company’s various retirement plans serve an important role in retaining the Company’s executives. The Company balances the effectiveness of these plans as a compensation and retention tool with the cost of providing them. A full description of these plans and the named executive officers’ participation therein is set forth in this Proxy statement under the heading “Retirement Plans”, and the estimated total annual retirement benefits payable to the named executive officers is described in the Pension Benefits Table.

Employment and Change of Control Agreements

When Mr. Johnson was named Chairman and Chief Executive Officer of the Company in 2000, the Company entered into an amended employment agreement with Mr. Johnson.  As disclosed on Form 8-K filed with the SEC on January 23, 2008, Mr. Johnson’s employment agreement was amended again on January 23, 2008 when Mr. Johnson voluntarily agreed to give up a right to receive a special bonus associated with the Company having achieved certain revenue and profitability targets.  As disclosed on Form 8-K filed with the SEC on December 30, 2008, Mr. Johnson’s employment agreement was amended again on December 29, 2008 principally so as to ensure compliance with Section 409A of the Internal Revenue Code of 1986 (“409A”).

Mr. Johnson’s employment agreement, as amended, provides that Mr. Johnson will be employed as the Company’s Chairman, President and Chief Executive Officer. Mr. Johnson is entitled to receive an annual salary (currently $725,000), and to have such salary increased annually at the discretion of the Committee. Mr. Johnson is eligible to participate in all executive incentive plans and in all employee benefit and retirement plans available within the Company, as well as all perquisites made available to executive officers of the Company. Mr. Johnson’s agreement, as amended, expires on the date of the 2010 Annual Meeting. His agreement is extended automatically each year thereafter unless the agreement is terminated by the Board.

The termination provisions of Mr. Johnson’s agreement and the economic consequences of termination and change of control of the Company are discussed further below under the heading “Potential Payments Upon Termination or Change of Control”.

The Company has entered into Change of Control Agreements with each of the named executive officers and with various members of management other than the named executive officers.  The change of control provisions of these agreements and the economic consequences of such a change of control for each of the named executive officers are discussed further below under the heading “Potential Payments Upon Termination or Change of Control.”

The Company believes that the protections afforded through the termination and change of control provisions of the Company’s agreements with the Company’s named executive officers are an important element in attracting and retaining executive officers.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers. These guidelines require that executive officers, after a five-year period from the time they become executive officers, own Company common stock with a value ranging from a minimum of two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company’s Chief Executive Officer. In each case, shares subject to in-the-money options granted to an officer as well as grants of restricted stock units (irrespective of any deferral election by the officer or vesting) count toward the fulfillment of these guidelines.  These guidelines are not mandatory, but are intended to convey expectations regarding the expected levels of stock ownership by executive officers.  The Company has no official policy that specifies the consequences for failing to meet the guidelines within a reasonable period of time.  The determination of such consequences in any particular instance would be a matter for the Board of Directors or the Committee to decide.

The Committee oversees these guidelines and reviews each covered executive’s standing in respect of the same once per year.   In January of 2010, the Committee determined that all of the Company’s executives currently comply with the guidelines based on their respective years of employment of the Company.

Compensation Decisions for 2010

During fiscal 2009, the Company undertook several decisions in respect of executive compensation for 2010, as follows:

Composition of Peer Group.

In June 2009, the Company determined that Tecumseh Products should be removed from its peer group due to its decline in market capitalization, and that Pall Corporation should be added due to its industry overlap with the Company and because it is widely considered as a Company peer by the financial community.  No other changes to the peer group were made.

Salaries

In December of 2009, shortly after the start of the Company’s 2010 fiscal year, the Company’s Chief Executive Officer, Mr. Johnson, informed the Committee that the Company would cease its 2009 wage freeze, but that there would be no roll-back or recapture of salary increases that had been approved for 2009 but not implemented, and that the average increase across the Company’s domestic operating units would be lower than in years past.  In light of this, Mr. Johnson recommended that most members of senior management, including himself and all of the named executive officers other than Mr. Wolfson, forego any salary increase for 2010 and maintain their salaries at 2008 levels.  As for Mr. Wolfson, Mr. Johnson noted that his cash compensation remained well below median and that his performance justified an increase of 4%.   The Committee agreed with Mr. Johnson’s recommendations and, consequently, the base salaries of all of the named executive officers other than Mr. Wolfson remain frozen at their 2008 levels.

Equity Grants

With respect to equity-based incentives, on December 13, 2009 (which is at the outset of fiscal 2010), the Committee approved grants of stock options and restricted stock units (at the last closing date price of $32.30) to the named executive officers as follows:

Fiscal Year 2010 Option and Restricted Stock Unit Grants

Name	Stock Options (#)	Restricted Stock Units (#)
Norman E. Johnson	120,000	14,617
Bruce A. Klein	40,000	3,624
Sam Ferrise	35,000	3,906
David J. Lindsay	22,000	1,556
Richard M. Wolfson	25,000	2,097

Modification of Executive Retirement Plan

As discussed in greater detail under the heading “Retirement Plans” below, the Company maintains a 1994 Executive Retirement Plan (“SERP”), which was amended and restated with an effective date of January 1, 2008 solely to comply with 409A.  Only Mr. Johnson and Mr. Klein participate in the SERP.  Under the terms of the SERP, Mr. Klein and Mr. Johnson will be eligible to receive a lump sum payment of their respective benefits under the SERP when they retire.  The amount of these payouts is calculated with reference to an interest rate published on a monthly basis by the Pension Benefit Guaranty Corporation (“PBGC rate”) in effect on the date of their respective retirements.

To avoid creating incentives for Mr. Johnson or Mr. Klein to retire based upon the PBGC rate in effect at any given time, the Committee recommended to the Board and the Board resolved to amend the SERP to switch to a 3-year average PBGC rate rather than the “spot” rate in effect on the date of an executive’s retirement, and authorized the Company to modify the plan documentation associated with the SERP to reflect this change.   Because this change could negatively impact Messrs. Johnson and Klein (i.e., they could receive less than they would have otherwise received had the change not been implemented), their consent was required in order for the change to take effect.  Both Messrs. Johnson and Klein granted such consent voluntarily.

Deductibility of Executive Compensation

In establishing executive compensation, the Company considers its deductibility under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct non-performance based compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under its incentive plans is generally fully deductible for federal income tax purposes other than with respect to amounts realized in respect of time based vested restricted stock units. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert H. Jenkins, Chairman
James W. Bradford, Jr.
Robert J. Burgstahler
Paul Donovan

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)		Option Awards (3) ($)		Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)

Norman E. Johnson	2009	725,962	516,285	(7)	864,000	(7)	—	4,276,625	219,049	6,601,921
Chairman, President and Chief Executive Officer	2008	723,077	655,113	(7)	1,497,207	(7)	551,129	—	213,359	3,639,885
	2007	696,154	540,954		915,343		144,730	75,638	201,374	2,574,193

Bruce A. Klein	2009	321,731	126,596	(7)	288,000	(7)	—	1,802,980	81,584	2,620,891
Vice President – Finance and Chief Financial Officer	2008	320,640	115,240	(7)	379,193	(7)	153,394	—	84,178	1,052,645
	2007	311,077	227,256	(7)	430,608	(7)	51,763	343,056	90,761	1,454,521

Sam Ferrise	2009	346,511	124,393		229,199		—	67,667	33,912	801,682
President, Baldwin Filters, Inc.	2008	345,088	117,349		162,094		100,821	—	40,192	765,544
	2007	331,815	114,931		125,074		155,217	—	41,024	768,061

David J. Lindsay	2009	193,477	50,794		142,666		—	223,795	43,725	654,457
Vice President – Chief Administrative Officer	2008	192,384	47,366		100,569		64,737	—	60,361	465,417
	2007	186,646	46,585		79,301		26,410	12,882	45,089	396,913

Richard M. Wolfson	2009	250,962	49,124		155,330		—	—	35,093	490,509
Vice President – General Counsel and Corporate Secretary	2008	247,969	30,339		106,361		83,442	—	29,772	497,883
	2007	222,938	14,336		55,289		31,546	—	25,042	349,151

__________

(1)
The amounts shown in this column are before any deferrals under the terms of the Deferred Compensation Plan. Additional information about deferred amounts can be found in the table entitled, “Nonqualified Deferred Compensation in Fiscal Year 2009”.

(2)
The amounts in this column represent the expense recognized by the Company for financial statement reporting purposes for restricted stock units for fiscal year 2009, calculated in accordance with ASC 718 (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions), and thus include amounts corresponding to restricted stock unit awards granted prior to fiscal 2009 but which vested in fiscal 2009. See also Footnote N of the Company’s consolidated financial statements for the three years ended November 30, 2009, included in our 2009 Annual Report, for the other assumptions made in determining ASC 718 values.

(3)
The amounts shown in this column represent the expense recognized for financial statement reporting purposes for stock options for fiscal year 2009, calculated in accordance with ASC 718 (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions), and thus include amounts corresponding to option awards granted prior to fiscal 2009 but which vested in fiscal 2009. Assumptions used in the calculation of these amounts follow:

Grant Date	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)
1/27/2006	20.7	6	4.50	0.96
12/17/2006	20.5	6	4.52	0.89
12/16/2007	20.2	6	3.88	0.85
12/14/2008*	23.8	6	1.98	0.96
12/14/2008**	24.9	5	1.55	0.96

* Applicable to grants made to all named executive officers other than Norman Johnson and Bruce Klein.
** Applicable to grants made to Norman Johnson and Bruce Klein.

See also Footnote N of the Company’s consolidated financial statements for the three years ended November 30, 2009, included in our 2009 Annual Report, for the other assumptions made in determining ASC 718 values.

(4)
Payment for 2009 performance under the terms of the CVA Plan and the CVA Model, both of which are described in detail under the heading of Performance-Based Cash Incentive Compensation in the Compensation Discussion and Analysis.

(5)
Amounts consist of the change in annual actuarial present value of pension benefits, as also reported in the table entitled “Pension Benefits for Fiscal Year 2009”.  The increase is the result of decreases in the discount and lump-sum interest rates.  The Deferred Compensation Plan does not provide for above-market or preferential earnings.

(6)	See the table immediately below which describes each component of the “All Other Compensation” column for fiscal 2009.

(7)
Mr. Klein turned 60 years of age during fiscal year 2007 and Mr. Johnson turned 60 years of age during fiscal year 2008, which is the age at which each can voluntarily retire.  Upon voluntary retirement, all unvested stock options and restricted stock units would immediately vest. Consequently, under ASC 718 the Company was required to immediately expense all stock options and restricted stock units, irrespective of any time-based vesting to which such grants may otherwise have been subject.

ALL OTHER COMPENSATION

					Perquisites and Personal Benefits(5)
	401(k) Match (1) ($)	Insurance Premiums Paid (2) ($)	Dividends Paid (3) ($)	Tax Gross- Ups (4) ($)	Company Car ($)	Financial Planning ($)	Physical Exam ($)	Non-Business Aircraft Usage ($)	Total All Other Compensation ($)
Norman E. Johnson	3,675	81,056	46,746	52,059	23,219	5,050	6,502	742	219,049
Bruce A. Klein	3,675	44,565	3,316	15,832	11,642	—	2,554	—	81,584
Sam Ferrise	9,800	5,180	3,490	2,309	12,333	800	—	—	33,912
David J. Lindsay	3,675	15,316	1,431	7,959	13,109	1,185	1,050	—	43,725
Richard M. Wolfson	9,800	87	1,870	2,292	13,272	—	7,772	—	35,093
__________

(1)
Mr. Johnson, Mr. Klein and Mr. Lindsay are participants in the Company’s original 401(k) plan which matches $.50 for each dollar contributed, up to the first 3% of eligible compensation; Mr. Ferrise and Mr. Wolfson are participants in the new 401(k) plan which matches $1.00 for each dollar contributed, up to the first 3% of eligible compensation and $.50 for each dollar contributed up to the next 2% of eligible compensation.  As discussed, the match under these plans is now discretionary and occurs following the end of the fiscal year.  The amounts in this column were thus paid after the end of fiscal 2009, but since they correspond to contributions made by the officers during fiscal 2009, they are included in this column.

(2)	Premiums paid for supplemental executive life insurance and supplemental executive long term disability insurance.

(3)
Amounts represent dividends paid on unvested restricted stock units and deferred restricted stock units.  There is academic debate about whether such amounts are already reflected in the closing stock price (i.e., the fair market value) of these units.  To the extent they are, then these amounts are effectively being double counted and should not be included in this table (and thus they should also be excluded from the Summary Compensation Table).  However, in the interest of greater transparency, the Company has elected to separately identify these dividend payments.

(4)
Amounts represent reimbursements for the payment of taxes for one or more of the following items: (i) financial planning, tax preparation and estate planning services; (ii) leased vehicle; and (iii) life insurance premiums.

(5)
All amounts shown are valued at the incremental cost to the Company of providing the benefit. The incremental cost of the Company aircraft use for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, crew travel and flight planning services expense; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts, and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2009

					All Other	All Other
					Stock	Option		Grant
		Estimated Possible Payouts			Awards:	Awards:		Date Fair
		Under Non-Equity Incentive			Number of	Number of	Exercise or	Value of
		Plan Awards(1)			Shares of	Securities	Base Price	Stock and
					Stock or	Underlying	of Option	Option
		Threshold (2)	Target (3)	Maximum (4)	Units (5)	Options (6)	Awards (7)	Awards (8)
Name	Grant Date	($)	($)	($)	(#)	(#)	($)	($)
Norman E. Johnson
Annual Cash Incentive Plan	N/A	72,500	616,250	1,540,625
Restricted Stock Units	12/14/08				15,750			516,285
Stock Options	12/14/08					120,000	32.78	864,000
Bruce A. Klein
Annual Cash Incentive Plan	N/A	32,136	160,680	401,700
Restricted Stock Units	12/14/08				3,862			126,596
Stock Options	12/14/08					40,000	32.78	288,000
Sam Ferrise
Annual Cash Incentive Plan	N/A	34,611	173,056	432,640
Restricted Stock Units	12/14/08				4,153			136,135
Stock Options	12/14/08					35,000	32.78	273,700
David J. Lindsay
Annual Cash Incentive Plan	N/A	19,282	77,126	192,816
Restricted Stock Units	12/14/08				1,750			57,365
Stock Options	12/14/08					22,000	32.78	172,040
Richard M. Wolfson
Annual Cash Incentive Plan	N/A	25,000	100,000	250,000
Restricted Stock Units	12/14/08				2,292			75,132
Stock Options	12/14/08					25,000	32.78	195,500

_________

(1)
The amounts in these columns represent the range of potential payouts for fiscal year 2009 under the CVA Model as described in the Compensation Discussion and Analysis. The “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” reflects the amount actually paid to each named executive officer for performance under the CVA Plan, which for fiscal year 2009 was $0.

(2)	The amount shown as Threshold in this column represents payout of the named executive officer at “Level 1” under the CVA Model.

(3)	The amount shown as Target in this column represents payout of the named executive officer at “Level 6” under the CVA Model.

(4)
The amount shown as Maximum in this column represents payout of the named executive officer at “Level 10” under the CVA Model. As discussed in the description of the CVA Model in the Compensation Discussion and Analysis, it is possible for an executive to exceed Level 10, but this happens infrequently.

(5)
The amounts shown in this column represent restricted stock units granted under the 2004 Plan on December 14, 2008, as described in the Compensation Discussion and Analysis. Restricted stock units reflected in this column vest over a four year period at the rate of 25% per year, beginning one year from the grant date.

(6)
The amounts shown in this column represent stock options granted under the 2004 Plan on December 14, 2008, as described in the Compensation Discussion and Analysis. Stock options reflected in this column vest over a four year period at the rate of 25% per year, beginning one year from the grant date.

(7)
Each option has an exercise price equal to the fair market value of common stock at December 12, 2008 – the most recent previous closing price for the Company’s stock, as the market was not open on the grant date.

(8)
The amounts in this column represent the grant date fair value in accordance with ASC 718. The restricted stock unit fair value is $32.78 per unit. The stock option fair value is $7.82 per share for all Officers excluding Mr. Johnson and Mr. Klein. The stock option fair value is $7.20 per share for Mr. Johnson and Mr. Klein. See Footnote N of the Company’s consolidated financial statements for the three years ended November 30, 2009, included in our 2009 Annual Report, for the assumptions made in determining ASC 718 values.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

	Option Awards (1)					Stock Awards (2)
								Market
							Number of	Value of
							Shares or	Shares or
							Units of	Units of
		Number of Securities		Option			Stock Held	Stock Held
		Underlying Unexercised		Exercise	Option		That Have	That Have
		Options (#)		Price	Expiration		not Vested	not Vested (3)
Name	Grant Date	Exercisable	Unexercisable	($)	Date	Grant Date	(#)	($)
Norman E. Johnson	12/16/2001	27,500		13.75	12/15/2011
	12/15/2002	60,000		16.15	12/14/2012
	12/14/2003	90,000		22.80	12/13/2013
	6/30/2004	66,316		22.57	12/16/2010
	6/30/2004	41,986		22.57	12/15/2011
	6/30/2004	24,832		22.57	12/14/2012
	12/12/2004	120,000		26.08	12/11/2014
	6/21/2005	19,520		28.96	12/16/2010
	6/21/2005	18,321		28.96	12/15/2011
	6/21/2005	21,567		28.96	12/14/2012
	6/21/2005	25,945		28.96	12/13/2013
	11/18/2005	120,000		28.79	11/17/2015
	12/17/2006	60,000	60,000	33.75	12/16/2016	12/17/2006	6,217	198,944
	12/16/2007	30,000	90,000	36.48	12/15/2017	12/16/2007	9,375	300,000
	12/14/2008		120,000	32.78	12/13/2018	12/14/2008	15,750	504,000
Bruce A. Klein	12/16/2001	10,000		13.75	12/15/2011
	12/15/2002	22,000		16.15	12/14/2012
	12/14/2003	33,000		22.80	12/13/2013
	7/8/2004	25,830		22.20	12/16/2010
	7/8/2004	15,392		22.20	12/15/2011
	7/8/2004	9,184		22.20	12/14/2012
	12/12/2004	44,000		26.08	12/11/2014
	6/21/2005	7,554		28.96	12/16/2010
	6/21/2005	6,662		28.96	12/15/2011
	6/21/2005	7,908		28.96	12/14/2012
	6/21/2005	9,513		28.96	12/13/2013
	11/18/2005	39,625		28.79	11/17/2015
	12/17/2006	20,000	20,000	33.75	12/16/2016	12/17/2006	1,769	56,608
	12/16/2007	10,000	30,000	36.48	12/15/2017	12/16/2007	2,369	75,808
	12/14/2008		40,000	32.78	12/13/2018	12/14/2008	3,862	123,584
Sam Ferrise	12/14/2003	35,000		22.80	12/13/2013
	12/12/2004	35,000		26.08	12/11/2014
	6/23/2005	6,458		29.09	4/1/2011
	6/23/2005	6,222		29.09	12/15/2011
	11/18/2005	35,000		28.79	11/17/2015
	12/17/2006	17,500	17,500	33.75	12/16/2016	12/17/2006	1,769	56,608
	12/16/2007	8,750	26,250	36.48	12/15/2017	12/16/2007	2,551	81,632
	12/14/2008		35,000	32.78	12/13/2018	12/14/2008	4,153	132,896
David J. Lindsay	12/16/2001	23,000		13.75	12/15/2011
	12/15/2002	23,000		16.15	12/14/2012
	12/14/2003	23,000		22.80	12/13/2013
	12/12/2004	23,000		26.08	12/11/2014
	6/21/2005	16,588		28.96	12/16/2010
	11/18/2005	21,700		28.79	11/17/2015
	12/17/2006	10,850	10,850	33.75	12/16/2016	12/17/2006	710	22,720
	12/16/2007	5,425	16,275	36.48	12/15/2017	12/16/2007	1,015	32,480
	12/14/2008		22,000	32.78	12/13/2018	12/14/2008	1,750	56,000
Richard M. Wolfson	1/27/2006	2,250	750	34.40	1/26/2016
	12/17/2006	10,850	10,850	33.75	12/16/2016	12/17/2006	849	27,168
	12/16/2007	5,425	16,275	36.48	12/15/2017	12/16/2007	1,316	42,112
	12/14/2008		25,000	32.78	12/13/2018	12/14/2008	2,292	73,344

(1)
All stock option awards become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date, except for the following grants which became exercisable immediately: (i) the 12/12/2004 grants to Messrs. Johnson, Klein, Ferrise and Lindsay; (ii) the 11/18/2005 grants to Messrs. Johnson, Klein, Ferrise, and Lindsay; and (iii) the 6/30/2004 and 6/21/2005 grants to Mr. Johnson; the 7/8/2004 and 6/21/2005 grants to Mr. Klein; the 6/23/2005 grants to Mr. Ferrise and the 6/21/2005 grants to Mr. Lindsay. The grants referred to in item (iii) immediately above represent reload options. Under current company practice and the terms of the 2009 Incentive Plan, reload options are no longer granted.

(2)
All Stock Awards are restricted stock units. The restricted stock units vest over a four-year period at the rate of 25% per year, beginning one year from the grant date indicated. The plan provides for a deferral feature that allows participants to defer the receipt of the underlying shares for any number of full years up to ten or until the termination of employment. At the end of fiscal 2009, Mr. Johnson had deferred a total of 93,482 units.

(3)	Valued at the closing price of $32.00 on November 27, 2009, the last trading day of the fiscal year.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2009

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise (1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (2) ($)
Norman E. Johnson	141,579	1,961,747	10,927	(3)	358,345	(3)
Bruce A. Klein	24,138	292,852	3,666		119,813
Sam Ferrise	0	0	3,791		123,961
David J. Lindsay	15,433	165,129	1,534		50,151
Richard M. Wolfson	0	0	864		28,676
__________

(1)
Calculated by multiplying the number of shares of common stock issued upon exercise of stock options by the difference between the option exercise price and the closing price of the Company’s common stock on the day immediately preceding the date of exercise.

(2)	Calculated using the closing price of the stock on the date of vesting.

(3)	Mr. Johnson elected to defer receipt of the shares vesting in December 2008 until the termination of his employment with the Company.

Retirement Plans

Certain employees of the Company and its subsidiaries, including several of the named executive officers, are eligible to receive benefits under the CLARCOR Inc. Pension Plan (the “Pension Trust”). The amount of the Company’s contribution to the Pension Trust in respect to a specified person cannot be individually calculated.

The Pension Trust provides benefits calculated under a Social Security step-rate formula based on career compensation. Benefits are payable for life with a guarantee of 120 monthly payments. The formula accrues an annual benefit each plan year equal to the sum of (a) plan year compensation up to age 65 covered compensation in effect each December multiplied by 0.012 plus (b) any excess of such plan year compensation over age 65 covered compensation (subject to Internal Revenue limitations applicable to all qualified retirement plans) multiplied by 0.0175. The aggregate of all annual accruals plus the benefit accrued at November 30, 1989 under prior plans is the amount of annual pension.

Estimated annual retirement benefits payable under the Pension Trust at normal retirement (age 65) for each of the Named Executive Officers are reflected in the tables below. Such annual retirement benefits are not subject to any reduction for Social Security amounts.

Effective January 1, 2004, the Board adopted a program pursuant to which the pension benefits payable under the Pension Trust to most employees of the Company were frozen. As to these employees, no further benefits will accrue under the Pension Trust. As a substitute benefit the Company implemented a new 401(k) plan (the “New 401(k) Plan”) which is available to substantially all United States employees of the Company and its subsidiaries. Until it was amended in fiscal 2009, the New 401(k) Plan provided that the Company will match all contributions by a participant up to 3% of his or her compensation and 50% of the next 2% of such compensation contributed.  Following the amendment, such match is no longer mandatory but rather discretionary on the part of the Company.

The Company offered employees who were both at least 40 years old and had 10 years of service the option of continuing to participate in the Pension Trust or adopting the New 401(k) Plan. Those employees electing to continue participation in the Pension Trust also are eligible to continue to participate in the Company’s previously established 401(k) Plan (the “Old 401(k) Plan”). Under the Old 401(k) Plan, the Company will match 50% of contributions by a participant up to 3% of his or her compensation. Messrs. Johnson and Lindsay elected to continue to participate in the Pension Trust and will therefore continue to accrue benefits under that program. Messrs. Ferrise and Klein were not eligible to continue to participate in the Pension Trust, and Mr. Wolfson was not with the Company. However, Mr. Klein continued to participate in the Old 401(k) Plan. The amounts currently payable to Messrs. Ferrise and Klein pursuant to the Pension Trust will not increase or decrease in the future.

Effective December 1, 1994, the Company established two new retirement plans for officers and senior executives of the Company: the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan. Both plans were amended effective in January of 2008 to comply with 409A, and the 1994 Executive Retirement Plan was amended on December 14, 2009 to alter the applicable interest rate used to calculate lump sum payments (see discussion under the heading “Compensation Decisions for 2010” above.)

The 1994 Supplemental Pension Plan is intended to preserve benefits lost by reason of the maximum limitations on compensation and benefits imposed on tax qualified retirement plans by the Internal Revenue Code of 1986. The 1994 Executive Retirement Plan provides a monthly benefit to a participant equal to (a) 65% of his average monthly compensation with respect to the three consecutive fiscal years for which he received the highest compensation, reduced by (b) his monthly normal retirement benefit provided by the Pension Trust. A minimum of 15 years of service after attainment of the age of 40 is required to earn a full benefit of 65% of compensation at retirement. The annual benefit is payable as a life annuity commencing at age 65 with payments for 15 years guaranteed. Benefits in both of the 1994 plans are also payable as lump sums. Assumptions for determination of equivalence are defined in the plans and current assumptions are included in the assumptions table below. Messrs. Johnson and Klein are participants in both of the 1994 plans. Messrs. Ferrise and Lindsay are participants in the 1994 Supplemental Pension Plan, but Mr. Ferrise’s participation is currently frozen. Mr. Wolfson is not a participant in either plan. Such annual retirement benefits are not subject to reduction for Social Security amounts.

The table below sets forth the following pension benefit information with respect to the Company’s named executive officers under the Pension Trust and the 1994 Supplemental Pension Plan and 1994 Executive Retirement Plan:

PENSION BENEFITS FOR FISCAL YEAR 2009

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) $	Payouts During Last Fiscal Year $
Norman E. Johnson
	Pension Trust	18	551,823	0
	Supplemental/Executive Retirement Plans (2)	18	13,334,563	0
Bruce A. Klein
	Pension Trust	8	217,552	0
	Supplemental/Executive Retirement Plans (2)	14	5,330,403	0
Sam Ferrise
	Pension Trust	2	32,947	0
	Supplemental Pension Plan	2	100,634	0
David J. Lindsay
	Pension Trust	22	367,115	0
	Supplemental Pension Plan	22	101,182	0
Richard M. Wolfson
	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A
__________

(1)	The assumptions utilized to calculate the Present Value of Accumulated Benefit are as follows:

	Pension Plan	Executive Retirement Plan	Supplemental Pension Plan
Normal Retirement Age	65	65	65
Discount Rate Before Retirement	5.50%	2.50%	2.50%
Discount Rate After Retirement	5.50%	2.50%	2.50%
Mortality Table After Retirement	RP-2000	UP84	UP84

(2)
The Company and its actuaries do not separate the Supplemental Pension Plan and Executive Retirement Plans, but rather consider them as a single plan for purposes of calculating the payment amounts. This is because the Executive Retirement Plan “sits on top of” the Supplemental Pension Plan, whereby amounts payable to the executive under the Supplemental Pension Plan are credited against amounts payable under the Executive Retirement Plan. Since the Executive Retirement Plan provides for larger payouts than the Supplemental Pension Plan, the effective result is that the executive receives the amounts due under the Executive Retirement Plan.

Deferred Compensation Plan

The Company has a Deferred Compensation Plan, pursuant to which the Company’s executive officers may elect to defer receipt of cash compensation and vested restricted stock units for any number of years up to ten or the executive’s separation from the Company. Any deferred cash amounts are invested in the same funds available to all employees participating in the 401(k) plan other than Company stock and the investment choices/allocations are made by the executive. The Company does not pay any above-market or preferential interest to the executive, and any invested amounts are subject to the same market risks as any other investments under the Company’s 401(k) plan.

The table below sets forth the following information with respect to the Company’s named executive officers under the Deferred Compensation Plan with respect to fiscal 2009:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2009

Name	Plan	Executive Contributions in Last FY (1) ($)		Company Contributions in Last FY ($)	Aggregate Earnings in Last FY (4) ($)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance at Last FYE ($)
Norman E. Johnson
	Deferred Compensation	0		0	213,581	80,418	878,605	(5)
	Restricted Stock Unit (2)	283,841	(3)	0	(19,519)	0	2,991,424	(6)
Bruce A. Klein
	Deferred Compensation	0		0	25	968,764	0
	Restricted Stock Unit (2)	0		0	3,681	163,396	0
Sam Ferrise
	Deferred Compensation	0		0	0	0	0
	Restricted Stock Unit (2)	0		0	0	0	0
David J. Lindsay
	Deferred Compensation	0		0	0	0	0
	Restricted Stock Unit (2)	0		0	10,373	460,458	0
Richard M. Wolfson
	Deferred Compensation	0		0	0	0	0
	Restricted Stock Unit (2)	28,676	(3)	0	(3,473)	38,850	0
__________

(1)	The amounts in this column with respect to deferred compensation are also included in the “Salary” column in the “Summary Compensation Table”.

(2)	The Incentive Plans allow for deferral of restricted stock units for any number of full years up to ten or until termination of employment.

(3)
Amounts represent the number of units which vested and were deferred in fiscal year 2009, valued at the closing stock price on the vesting date. Of the restricted stock unit values shown for Mr. Johnson and Mr. Wolfson, $0 and $0, respectively, are also included in the entries for Mr. Johnson and Mr. Wolfson under the “Stock Awards” column in the “Summary Compensation Table.”

(4)
For the Deferred Compensation Plan, earnings are based solely on the results of the investment choices made by the named executive officer. The investment choices are the same funds available to all employees participating in the New 401(k) plan. For restricted stock units, earnings are calculated as follows: i) number of restricted stock units deferred in fiscal 2009 valued at the change in the closing stock price from the date of vesting to the end of fiscal 2009 plus, ii) the number of restricted stock units that were deferred prior to fiscal 2009, valued by the change in the closing stock price on the first day of fiscal year 2009 to the last day of fiscal year 2009. None of the amounts reflected in the “Aggregate Earnings in Last FY” column have been reported as compensation in the “Summary Compensation Table” as a result of the fact that above-market or preferential earnings are not available in connection with the items described above.

(5)	The following amount was reported as compensation to the executive in the Summary Compensation Tables in prior years’ proxy statements: Mr. Johnson — $901,259.

(6)
Amount represents the total number of vested restricted stock units deferred as of the end of fiscal 2009, valued at the closing stock price on the last day of the fiscal year. The following amount was reported as compensation to the executive in the Summary Compensation Tables in prior years’ proxy statements: Mr. Johnson — $1,701,466.

Potential Payments Upon Termination or Change in Control

Termination without “Cause” or for “Good Reason”

Mr. Johnson’s employment agreement terminates automatically upon his death or, at the Company’s option, upon his disability and can be terminated by the Company for “Cause” or by Mr. Johnson for “Good Reason”. Under the agreement, “Cause” means a fraud, misappropriation or intentional material damage to property or business of the Company or commission of a felony, and “Good Reason” means any of the following:

•	a material adverse reduction in the nature or scope of Mr. Johnson’s authority, duties or responsibilities, as he may determine in good faith;

•	a relocation of more than 35 miles;

•	a reduction in total compensation, compensation plans, benefits or perquisites from those provided for under the employment agreement;

•	the breach by the Company of any other provision of the employment agreement;

•	a failure by the Board to renew the agreement unless it provides Mr. Johnson with three years’ prior notice; or

•	a good faith by Mr. Johnson that, as a result of a change in control, he is unable to exercise the authority, power, function or duties contemplated by the employment agreement.

If Mr. Johnson elects to terminate his agreement other than for “Good Reason” he must provide the Company with 6 months’ prior notice. If the Company terminates the agreement other than for Cause or Mr. Johnson terminates for Good Reason, Mr. Johnson will be entitled to receive (i) a termination payment equal to three times the sum of his annual salary and annual cash incentive payment, with the annual cash incentive payment being equal to the highest received by Mr. Johnson over the immediately preceding three years or his target incentive compensation for the year in question, whichever is greater; (ii) continuation of Company-provided benefits for three years; and (iii) vesting of all unvested equity grants.

Mr. Johnson’s employment agreement does not provide for any special payments or extensions of benefits in the event the agreement terminates due to Mr. Johnson’s death or disability or his normal retirement.

None of the other named executive officers have an employment agreement which contemplates a contractual right to severance. Based on the Company’s past practice, however, the Company likely would provide base salary and health and welfare benefits for up to 12 months in the event a named executive officer was terminated without cause.

The value of the termination payments as of the last business day of fiscal 2009 are set forth in the following table entitled “Potential Payments Upon Termination or Change in Control.”

Termination in Connection with a Change of Control

All of the named executive officers and various other members of senior management at the Company and its significant business units have Change of Control (“CIC”) agreements. The Company believes that the protections afforded through the CIC agreements are an important element in attracting and retaining senior management personnel, including executive officers. The CIC agreements contain restrictive covenants not to compete with the Company, solicit Company employees or disclose confidential information of the Company for defined periods.

The “change of control” provisions of the CIC agreements become effective upon the occurrence of any of the following: (i) the acquisition by any person, entity or group (other than from the Company) of 30% or more of the outstanding securities of the Company which are entitled to vote generally in the election of directors, provided that the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the Company’s common stock; (ii) individuals who, at the date of the agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of the CIC agreements whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such person was a member of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation, in each case in respect of which the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction; or (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.

The CIC agreements with the named executive officers provide that the Company agrees to employ these officers, and the officers agree to remain in the employ of the Company, from the date of a change in control to the earlier to occur of the third anniversary of such change in control or the officer’s normal retirement date at a rate of compensation at least equal to the highest monthly base salary which the officer was paid during the 36 calendar months immediately prior to the change in control.

In addition, during that three year period the Company agrees to provide employee benefits which the named executive officer received (or had the right to receive) during the 12 months immediately prior to the date of the change in control. In the event that employment is terminated at any point during the 36 months following a change in control, then, in addition to any accrued and unpaid salary, benefits and vacation time, the terminated officer is entitled to: (i) a lump-sum cash payment equal to three times the sum of the officer’s annual salary and annual cash incentive payment, with the annual cash incentive payment being equal to the average incentive payment received by the executive over the immediately preceding three years or his target incentive for the year in question, whichever is greater (“Annual Bonus”); (ii) continued health and welfare benefits and perquisites for the three year period following termination; (iii) a lump sum payment equal to the pension benefits the terminated officer would have earned during the three year period after the termination; (iv) a pro-rata share of the Annual Bonus corresponding to the year of termination; and (v) the vesting of all outstanding and unvested equity awards (i.e., stock options and restricted stock units). If any of such agreements subjects the officer to excise tax under Section 4999 of the Internal Revenue Code, the Company will pay such officer an additional amount calculated so that after payment of all taxes, interest and penalties, the officer retains an amount of such additional payment equal to such excise tax, provided, however, that if excise tax can be avoided by reducing the payouts to the executive by no more than 10% of what he would otherwise receive, then the payouts will be reduced.

The agreements define “termination” to mean termination of employment by the Company for reasons other than death, disability, cause or retirement. “Termination” also includes resignation by the officer after: (a) a material adverse reduction in the nature or scope of his authorities, duties or responsibilities, following a change in control, as determined in good faith by the officer; (b) relocation of the officer to a location more than 35 miles away from the officer’s current place of employment; (c) a reduction in compensation or benefits after a change in control; (d) a breach by the Company of any provision of the agreement; or (e) a good faith determination by the officer that, as a result of the change in control, he is unable to exercise the authority, power, function and duties contemplated by the agreement.

The value of the severance and change in control benefits payable to the Company’s named executive officers as of the last business day of fiscal 2009 are set forth in the following table entitled “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control Table

The following table presents potential payments to each Named Executive Officer as if the officer’s employment had been terminated as of the last business day of fiscal 2009.
Name	Severance Pay ($)		Equity with Accelerated Vesting (3) ($)		Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($)		Continued Perquisites and Benefits (8) ($)	Excise Tax Gross-Up ($)	Total ($)
Norman E. Johnson
Death	0		1,002,944		13,886,386	(5)	0	0	14,889,330
Disability	0		1,002,944		13,886,386	(5)	0	0	14,889,330
Retirement	0		1,002,944	(4)	13,886,386	(5)	0	0	14,889,330
Voluntary	0		0		13,886,386	(5)	0	0	13,886,386
Involuntary (for Cause)	0		0		13,886,386	(5)	0	0	13,886,386
Without Cause or for Good Reason	4,023,750	(1)	1,002,944		13,886,386	(5)	629,272	0	19,542,352
Change in Control	4,023,750	(1)	1,002,944		16,363,692	(6)	629,272	0	22,019,658

Bruce A. Klein
Death	0		256,000		5,547,955	(5)	0	0	5,803,955
Disability	0		256,000		5,547,955	(5)	0	0	5,803,955
Retirement	0		256,000	(4)	5,547,955	(5)	0	0	5,803,955
Voluntary	0		0		5,547,955	(5)	0	0	5,547,955
Involuntary (for Cause)	0		0		5,547,955	(5)	0	0	5,547,955
Without Cause or for Good Reason	321,360	(2)	0		5,547,955	(5)	0	0	5,869,315
Change in Control	1,446,120	(1)	256,000		6,320,927	(6)	324,572	0	8,347,619

Sam Ferrise
Death	0		271,136		133,581	(5)	0	0	404,717
Disability	0		271,136		133,581	(5)	0	0	404,717
Retirement	0		0		133,581	(5)	0	0	133,581
Voluntary	0		0		133,581	(5)	0	0	133,581
Involuntary (for Cause)	0		0		133,581	(5)	0	0	133,581
Without Cause or for Good Reason	346,112	(2)	0		133,581	(5)	0	0	479,693
Change in Control	1,557,504	(1)	271,136		133,581	(5)	165,979	0	2,128,200

David J. Lindsay
Death	0		111,200		468,297	(5)	0	0	579,497
Disability	0		111,200		468,297	(5)	0	0	579,497
Retirement	0		0		468,297	(5)	0	0	468,297
Voluntary	0		0		468,297	(5)	0	0	468,297
Involuntary (for Cause)	0		0		468,297	(5)	0	0	468,297
Without Cause or for Good Reason	192,816	(2)	0		468,297	(5)	0	0	661,113
Change in Control	809,826	(1)	111,200		596,277	(7)	186,605	0	1,703,908

Richard M. Wolfson
Death	0		142,624		0		0	0	142,624
Disability	0		142,624		0		0	0	142,624
Retirement	0		0		0		0	0	0
Voluntary	0		0		0		0	0	0
Involuntary (for Cause)	0		0		0		0	0	0
Without Cause or for Good Reason	250,000	(2)	0		0		0	0	250,000
Change in Control	1,050,000	(1)	142,624		0		152,690	488,058	1,833,372
__________

(1)
Amount represents three times the sum of (a) base salary in effect at the time of termination and (b) the average annual incentive plan payment paid to the executive over the immediately preceding three years or the executive’s target annual incentive for the year of termination, whichever is higher. These amounts would be paid in a lump sum to the executive.

(2)
Amount represents one year of base pay. The Company does not have a formal severance pay plan; however, past practice suggests one year would be the maximum payment. This likely would be paid in accordance with the Company’s regular payroll practices (i.e., every two weeks and not in lump sum).

(3)
Amounts in this column represent the value of accelerating the vesting on unvested stock options and restricted stock units based on the closing stock price, $32.00 per share, on the last trading day of fiscal 2009. All unvested stock options were out of the money on the last trading day of fiscal 2009; therefore, this column does not reflect any amounts with respect to the acceleration of stock options.

(4)
Stock options and restricted stock units vest upon an employee’s retirement after he or she turns 60. Mr. Klein and Mr. Johnson were the only named Executive Officers who were 60 prior to the end of the fiscal year.

(5)
Represents the present value at the end of fiscal 2009 of the Supplemental/Executive Retirement Plan lump sum benefit payable at normal retirement (age 65) plus the present value of the Pension Trust benefit.

(6)
Mr. Johnson and Mr. Klein’s Executive Retirement Plans provide for up to five additional years of service credit for purposes of calculating the benefit and the actuarial reduction for early retirement.

(7)	Mr. Lindsay is credited with three additional years for purposes of calculating his Supplemental Retirement Plan benefit in a change in control.

(8)
Represents the value (equal to the expense recognized by the Company in the preparation of its financial statements) of continued coverage for three years for the following benefits: (i) medical and dental; (ii) life insurance; (iii) long-term disability; (iv) 401(k) match; (v) company car; (vi) financial planning services; (vii) executive physical; and (viii) tax gross-ups.

Equity Compensation Plan Information

The following table sets forth aggregated information about the Company’s 2009 Incentive Plan as of the last day of fiscal 2009, the only Company plan under which equity securities of the Company are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,296,663	(1)	$27.43	(2)	3,258,042	(3)
Equity compensation plans not approved by security holders	-		-		-
Total	3,296,663	(1)	$27.43	(2)	3,258,042	(3)

(1)
Includes 3,229,187 vested and unvested stock options and 67,476 unvested restricted stock units.  Restricted stock units which have vested but the receipt of which has been deferred by the recipient are not included.   Shares available under the 2009 Plan are reduced by one (1) share for each full-value award (i.e., restricted stock unit) granted and by one and seven tenths (1.7) for each stock option granted.

(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding unvested restricted stock units, which have no exercise price.

(3)	An additional 420,525 stock options and 34,128 restricted stock units were granted on December 14, 2009, i.e., after the end of fiscal year 2009.

The following table sets forth information relating to grants of stock options and restricted stock units/director share grants by the Company in fiscal years 2007, 2008 and 2009:

Fiscal Year	Stock Options Granted	Restricted Stock Units and Director Shares Granted (1)

2009	486,025	44,666

2008	477,900	31,899

2007	453,525	34,523

(1)
Although shares granted to directors came from the pool of shares available under the 2004 and 2009 Incentive Plans, these shares were granted in lieu of the directors’ annual cash retainer.   As such, these shares were effectively “purchased” by the directors at full value on the date of grant.

REPORT OF THE AUDIT COMMITTEE

The Company’s Board of Directors’ Audit Committee is comprised of five directors, all of whom are independent as such term is defined in the listing standards of the NYSE. The Audit Committee reviews the Company’s financial reporting process and its system of internal financial controls on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting processes of the Company, including the system of internal controls, the presentation of the financial statements and the integrity of the financial statements. Management has represented to the Audit Committee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and that its internal controls over financial reporting were effective as of November 28, 2009. The Company’s auditors, PricewaterhouseCoopers LLP, are engaged to audit the Company’s financial statements and to express an opinion on the conformity of such audited financial statements to GAAP and on the effectiveness of the Company’s internal controls over financial reporting. Members of the Audit Committee rely on the information provided to them and on the representations made by management and the information, representations, opinions and communications of the Company’s auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s system of internal controls over financial reporting and its audited financial statements with management and the Company’s auditors. The Audit Committee has discussed with the Company’s auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. In addition, the Audit Committee has received from the Company’s auditors the written disclosures  and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the auditor’s communications with the Audit Committee concerning independence, and discussed with the auditors their independence from the Company and its management. While the activities of the Audit Committee are designed to provide an additional level of review, such activities cannot provide absolute assurance that the audit of the Company’s financial statements and of the effectiveness of the Company’s internal controls over financial reporting has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP or that the Company’s auditors are in fact independent.

In reliance on the reviews and discussions referred to above and subject to the limitations set forth above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 28, 2009, for filing with the SEC.

Audit Committee

Robert J. Burgstahler, Chairman
J. Marc Adam
Paul Donovan
Philip R. Lochner, Jr.
James L. Packard

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL NO. 2 —

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Information About Our Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers, LLP (“PWC”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal year 2010. PWC (or its predecessor firms) has been the independent registered public accounting firm for the Company for over 80 years. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that seeking stockholder ratification of the selection of the independent registered accounting firm is good corporate practice. If the appointment is not ratified by our stockholders, the Audit Committee will consider whether it should appoint another independent registered public accounting firm. A representative of PWC is expected to be present at the 2010 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will respond to appropriate questions from stockholders.

Amounts Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional services rendered by PWC for the audit of the Company’s consolidated financial statements as of and for the fiscal years ended November 28, 2009 and November 29, 2008, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. All numbers have been rounded to the nearest thousand, and any failure to sum correctly on the “Total” line is due to such rounding.

	Years Ended
	November 28, 2009		November 29, 2008
Audit Fees	$1,353,000		$1,560,000
Audit-Related Fees	9,000	(1)	—
Tax Fees	15,000	(2)	28,000	(2)
All other Fees	106,000	(3)	15,000	(4)
Total	$1,483,000		$1,603,000
__________

(1)	For work in connection with SEC filings related to the Company’s 2009 Incentive Plan

(2)	For work in connection with the tax-related corporate restructuring of a non-U.S. subsidiary.

(3)	For accounting work performed in connection with the Company’s Chinese operations and subsequent acquisitions

(4)	For work in connection with information technology systems review work associated with the acquisition of Perry Equipment Corporation.

Audit Committee Pre-Approval Process

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors and must approve in advance any non-audit services to be performed by the independent auditors. The Audit Committee reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All of the fees shown above were pre-approved by the Audit Committee.

Vote Required

A shareholder may mark the accompanying form of proxy to: (i) vote for the ratification of the appointment of PWC; (ii) abstain from voting; or (iii) vote against the ratification of the appointment of PWC. If a quorum is present at the Annual Meeting, ratification of the appointment of PWC requires the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote with respect to the ratification of the appointment of PWC. Shares represented by proxies which are marked to indicate abstention from this matter will be considered as present and entitled to vote and will therefore be equivalent to a vote against the ratification of PWC’s appointment. The shares represented by such proxies will also be counted for purposes of establishing a quorum at the Annual Meeting and will be able to vote with respect to other matters, including the election of directors.

The ratification of the appointment of PWC is a routine matter and may be voted upon by brokers without instruction. Consequently, proxies submitted by brokers for shares beneficially owned by other persons may, in the absence of specific instructions from such beneficial owners, vote the shares for or against the ratification of the appointment of PWC at the brokers’ discretion.

Shares represented by proxies not marked with respect to the ratification of the appointment of PWC (whether submitted by shareholders or by brokers) will be voted FOR the ratification of the selection of in accordance with the Board of Directors’ recommendation below.

The Board of Directors recommends a vote FOR the ratification of the selection of PWC.

MISCELLANEOUS

Internet Website

The Company’s Internet address is www.clarcor.com. The Company makes available, free of charge, on this website, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such forms are electronically filed with the SEC. In addition, the following corporate governance documents can be found on this website: (a) charters for the Audit Committee, the Director Affairs/Corporate Governance Committee and the Compensation Committee of the Board of Directors; (b) Code of Conduct; (c) Code of Ethics for Chief Executive Officer and Senior Financial Officers; (d) Corporate Governance Guidelines; (e) Disclosure Controls and Procedures; (f) Procedures Regarding Reports of Misconduct or Alleged Misconduct; (g) the Company’s Insider Trading Policy; and (h) the Company’s By-laws. Copies of all of these documents can also be obtained, free of charge, upon written request to the Corporate Secretary, CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, TN 37067.

As indicated on the first page, this Proxy Statement and all attachments are available free of charge at : www.clarcorproxy.com.

Other Business

The Board of Directors has no knowledge of any matters, other than as set forth in this Proxy Statement, upon which action is to be taken at the meeting. In the event any such matters are brought before the meeting, the persons named in the enclosed form of proxy will vote proxies received by them as they deem best with respect to all such matters.

Proposals of Security Holders for 2011 Annual Meeting of Shareholders

Under the rules and regulations of the SEC, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2011 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the date of this year’s proxy statement, or October 15, 2010. If a shareholder wishes to present a proposal at the Annual Meeting of Shareholders to be held in 2011 but not include it in the Company’s proxy materials or submit a nomination for director, such proposal must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of this year’s annual meeting. Since the 2010 Annual Meeting of Shareholders of the Company is expected be held on March 23, 2010, written notice of any such proposal must be received by the Company no earlier than October 24, 2010 and no later than November 23, 2010. In addition, such proposal must meet certain other requirements that are set forth in the Company’s By-Laws. A copy of the Company’s By-Laws may be obtained on the Company’s website or without charge from the Secretary of the Company.

Expense of Solicitation of Proxies

The expense of solicitation of proxies, including printing and postage, will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by officers and regular employees of the Company. The Company has employed D. F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. The Company has agreed to pay $10,500 plus the out-of-pocket expenses of D. F. King & Co., Inc., for these services. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

By Order of the Board of Directors

-s- Richard M. Wolfson,
Richard M. Wolfson,

Secretary

Franklin, Tennessee
February 12, 2010

(PROXY CARD)